FINAL TRANSCRIPT

Thomson StreetEventsSM

LTD - Annual Investor Update Meeting

Event Date/Time: Oct. 20. 2004 / 7:45AM ET

C O R P O R A T E P A R T I C I P A N T S

Tom Katzenmeyer
Limited Brands, Inc. - SV President, Investor Relations

Amie Preston
Limited Brands, Inc. - VP, Investor Relations

Leslie H. Wexner
Limited Brands Inc. - Chairman and CFO

V. Ann Hailey
Limited Brands Inc. - EVP and CFO

Leonard Schlesinger
Limited Brands Inc. - Vice Chairman and COO

Neil Fiske
Bath and Body Works - CEO

Grace Nichols
Victoria's Secret Stores - President and CEO

Mark Weikel
Victoria's Secret Stores - COO

Sherry Baker
Victoria's Secret Stores - President

Jill Granoff
Victoria's Secret Stores - COO

Sharen Jester Turney
Victoria's Secret Stores - President & CEO

Ken Stevens
Express - CEO

Paul Raffin
Express - President

Marie Holman Rao
Limited Design Services - President

Christine Beauchamp
Commercialization - SVP

C O N F E R E N C E C A L L P A R T I C I P A N T S

V. Ann Hailey

Sharen Jester Turney

P R E S E N T A T I O N

Tom Katzenmeyer - Limited Brands, Inc. - SV President, Investor Relations

Good morning everyone and welcome to Limited Brands 2004 Investor Update Meeting. I'm Tom Katzenmeyer, Senior Vice President, Investor Media and Community Relations.

Amie Preston - Limited Brands, Inc. - VP, Investor Relations

And hi, I'm Amie Preston, Vice President of Investor Relations. On behalf of Limited Brands we'd like to welcome you to our Annual Investor Update meeting and we'd also like to welcome all of those that are listening in on the web cast.

As a matter of formality I need to remind you that any "forward-looking statements" that we may make today are subject to the "Safe Harbor" language found in our SEC filings.

Also as all of you are aware on October 7th we commenced a $2.0 billion tender offer that will close on November 4th unless extended. In light of the legal restrictions to which we are subject under the tender offer as well our obligations under the Federal Securities laws, today we will not be discussing our financial results, projections or other information unless it's already been previously reported. We ask that you keep this in mind when you are asking our associates questions.

Tom Katzenmeyer - Limited Brands, Inc. - SV President, Investor Relations

Just a few more things I'd like to briefly review today's agenda which should be in everyone's notebook. We're going to be in here until about 9:00. Les is going to speak first followed by V. Ann Hailey. We'll go to Store Tours. Comes back here by bus and we'll wrap up at about 3:00 today.

A few housekeeping notes. Just so everyone knows there's restrooms both directions to the right and to the left outside the door. We have a business center that's setup where we've got phones, faxes and computers to the left as you go out. Although I hear that people are have blackberry problems in the room today so sorry about that.

If you need anything though check in with Amie or I or the business center or anyone that's outside at the help desk and one final thing before we bring Les up here is to get everyone's juices flowing this morning. Ed Razek asked us if we show the new holiday Victoria Secret commercial so we're going to role that right now.

(Commercial break)

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

I know I'm dumb. Trust me to follow Tyra and Heidi. I won't dazzle or delight you I'm sure. There's always four or five questions that come up with these meetings and as a way of getting hopefully your attention to the body of what I want to talk about.

First of all, will Ohio State win the national championship? It is doubtful. Second question it is, how's business? And it's okay. We're kind of where we thought we would be and where we said we would be.

How's Christmas is always a very important question and it's always hard to know October 20th how it's going to be in another month or so. We'll know, but you'll see on your Store Tours a dramatic difference I think to me and should appear to you in all of the brands and their preparations for Christmas and the look of Christmas and the earnings but you can estimate that for yourselves and we'll all know soon.

Next question that comes up is what are you going to do with all that damn cash and I hope you don't do anything stupid. I think in the last - within a 12-month period all in we will return about $4.0 billion to you and other shareholders so I think that speaks for itself and then there's always the question about what are the priorities and new and next and some of you saw our test store in Bigelow and kind of the test of concept and brand with Bendel.

I think consistent with what we've always done, we don't announce new business ventures that we think have scale a year in advance. So we do play with test stores and test concepts and as they materialize we know and we tell. We think both - well we like our ideas generally almost all of them. Even the bad ones. So how Bigelow does customers will tell us and obviously we have the ability to open stores in all of our concepts are remodeled and refreshed.

We roll out concepts pretty fast so for those of you who are wondering about what does this mean? I think it means is that we're creative. You could see hopefully positively created, constructively created to invent concepts, brands, if you would tell stories that customers will appreciate but these are 3-D vignettes more than mockups but there're really places where we can see how customers behave and accept it and how they accept these ideas the modifications the growth of them will be what they will be.

Over the last years we felt that focusing on return on investment. Focusing on comps that were profit growth was important and obviously we were very internally focused restructuring the business, repurposing the business. We also felt going into the 21st Century it was not a great time to take risks and unfortunately the events of September 11th proved that and then the subsequent war with Iraq and I think the world is a tumultuous place so we were very much in a conservative mode, not trying to play offense.

Primarily we were trying to play defense trying to get through things and I think that that was a good mode for us to be in. We're shifting now. You probably all read that letter. I think the world is still a dangerous place. I think there's still is uncertainty but those things that are under our control and the things that we can do, that we have to do we feel very good about. I think there's progress, a substantial foundational progress across all brands and all functions of the enterprise.

So today's a - I would say the headline is cautious optimism, I'd describe it as just confidence. We feel very foundational, very purposed and we know what work we have to do and it's beginning to look a lot like offense to me.

I want to cover quickly today, kind of where we've been. Maybe dig a deeper on where we are and talk a little bit about where we're going.

Historically, and really up until ten years ago and probably later, the world viewed us primarily as a multi-division apparel business and I think that that was fair because clearly ten years ago, I think that's how we saw ourselves even though we were modestly in the bath and body cosmetic business and we were modestly or maybe secondary order of magnitude in the lingerie business ten years ago Victoria was a successful brand, but ten years ago lingerie and personal care sales were only 30% of the business so our viewpoint about the whole business was as if it were fashion apparel brands. A lot was shop and copy. There really wasn't the focus and work and the development of a branded business. There was not much distortion.

Ten years ago we had 18 operating divisions and they all reported to me. We were in a mode of every boat was on its own bottom. I mean there were a lot of boats and unfortunately some were on the bottom and we really undertook to reinvent the business and transform the business and we've talked a lot about that and I think we've

- looking back at what we've done, I think we did it pretty sensibly.

We never put the enterprise at risk. We focused on delivering profit. We focused on having financial strength in the business as we were going through these changes and frankly as I look back we could have had in any one of these years in the last ten had a loss year or a no profit year and said well because of the changes we took these markdowns, these things happen and these were the necessary financial implications and we didn't do that. We said we were going to maintain our profitability if we were going to go fast, but not so fast as to ever put the enterprise at risk and so I look back at what we did and I think we did it at a reasonable time.

Victoria's Secret as a master brand and all of its channels are very successful. Bath and Body Works is very successful and has really pace set in the beauty business.

We focused on retaining and developing brands that we thought could be prestige brands and brands that had growth opportunities and leveraged growth opportunities. That is not only could they grow unilaterally within the brand, but we could cross-ref them with the skills that we have.

So this transformation has been quite substantial from an organizational point of view. From a brand point of view. It's impacted our real estate strategies in terms of cleaning them up. We have no - virtually no overhang of stores that should be closed or stores located in shopping centers that are in jeopardy, so as I look through what we've done. We have built brands. We have substantially changed the mode of our talent. What is our vision of what the talent is and how does that talent team work together?

We've built some very different capabilities that I think are clearly forward facing. So where we are now first from a capital point of view. We have essentially practically recapitalized the company so that we have a capital structure that matches the existing business and is forward-looking.

From an organizational point of view. We have not only a good leadership model looking to co-leads across brands at the enterprise, but we have a talented group.

I was thinking about this yesterday in preparation for today. I don't think we've ever had the leadership talent at the heads of functions in business as brands in the past as we do today. It's a very talented group of people.

At the vice president level the level beneath the top, we're promoting more people from within. About twice as many are being promoted from within as attracted from the outside. So this is drastic contrast where we were four years ago where most of the leadership at the primary secondary levels were coming from outside the enterprise. So clearly we have a platform for growth.

Contrasted then to now, 70% of our sales come from beauty and lingerie. That's a dramatic shift in the business and it is indicative of how we see opportunities into the future.

We view ourselves as a packaged goods company. As a masstige or prestige branded company with the advantage of distributing our brands and others through our channels of distribution. So we have a high value added model and I believe it has very different growth perspectives. Very different financial characteristics. Clearly it requires a different mind set of the organization and its leadership.

How we think about competition and who we want to be compared with will emmerge. How we think about idea generation we'll demonstrate that this afternoon and what that financial model will look we'll get into also in this future, but it's a model that says we have to innovate and we have to be faster at every aspect of the business. Faster in product development. Faster in developing new concepts. Faster in on-boarding people. Faster in recruiting people. A recruiting process can't take months. It has to take weeks from initial contact to decision to hire or not. At every aspect of the business we want to be agile, we want to be faster.

Let me talk a little bit about the brands in this context.

Victoria's Secret clearly is the most powerful lingerie brand in the world. We'll emphasize that. We recognize that it's the most powerful lingerie brand in the world. Its growth prospects are excellent because of the strength of the master brand and the sub-brands.

Victoria's Secret Direct is probably the largest most successful fashion direct business in the world. It has growth and profit characteristics that in the last five years has just blown away all of its competitors and so it has momentum.

So if you think about Victoria's Secret Direct just in terms of direct skills whether it's catalog, whether it's Internet, any kind of fulfillment, we have real skills and real capabilities in the direct channel that can be lateralized that is can serve other products, other brands, but in itself just the Victoria's

Secret Direct business as it is in support of the brand and the sub-brands of Victoria has significant growth ahead of itself. We're working very hard on product line extensions and sub-branding.

Body by Victoria. Very sexy and pink. Each of those sub-brands of Victoria would be larger than the largest lingerie brands in the world in sales. So there opportunity, some of them are relatively new and not explored yet have the opportunity to grow and some of them could be businesses in themselves so it's a substantial opportunity.

Victoria's Secret Beauty is approaching a billion dollars and is changing itself into a real cosmetic business from a business that ten years ago more or less resembled Bath and Body with very simple body care products. Now it has three of the top ten fragrances sold in America. Three in volume of the top ten are Victoria's Secret Beauty brands. Significant.

Bath and Body has really repurposed itself and built a new foundation in the last several years under Neil's leadership. The products and its sub-brands are constantly in a stage of evolution of upscaling. More efficacy. With technically better products, better position, better packaging and as I look forward to not only Christmas but the year ahead there's real momentum in that brand.

The products that have been launched in the Bath and Body are very good ones. The brands are very good ones. Le Couvent Des Minimes which was launched this fall. It was very successful launch.

Aroma Therapy continues to grow. True Blue Spa continues to grow.

A cute little brand that was launched and you may hear a little bit more about it later Tutti Dolce is testing very well.

The launch of Henri Bendel Home which came from Bath and Body, and the Henri Bendel Body Care Products are all selling very well, and as we're testing them and rolling out their distributions we're seeing that we're building a new base of volume and comps, because these product lines don't cannibalize each other and in fact change the direction of the brand upscale it and remarkably there has not been a launch that has not been successful.

When you visit the stores, Bath and Body Stores take a really close look at Perfect Christmas. To give you an insight that was about a $30 million business last Christmas in home fragrance and probably could have done better but it was a category that we weren't in. That whole category the sub-brand Perfect Christmas was repackaged. The products were improved. The products were improved.

The products were extended and I would estimate that this Christmas just the volume from that one idea will be $60-$75 million in sales. As we've tested it and rolled it out - begin to roll it out for this holiday, but tested it for this holiday we know it works. We know the customers like it and this all through has been terrific but Perfect Christmas leads to Perfect Spring and Perfect Summer and a Perfect Mother's Day and Perfect Fall and then next year's Perfect Christmas.

So the idea of Perfect connected to Bath and Body, connected to the Perfect January, the Perfect February, whatever the scent of - or the season is these are things that they have tested in this past year that will now continue to roll.

So the point I'm making about Bath and Body if you think about the daily beauty rituals products you know peaches and cream, walnuts and ice cream and all those simple heavy load fragrances and then you look at the brands that are sold in Bath and Body that have been developed over the last several years and every launch line has been successful and has sustained itself. So a high degree of confidence in Bath and Body and if we didn't feel we were making progress in Bath and Body we wouldn't have entertained the distraction of a test store like Bigelow. Just wouldn't have. So Bigelow is a kind of - what would you say it's a bath body - bath and body elite.

We know this market. It's very large. We know it is growing and we know there's an opportunity for segmentation so if Bigelow does prove itself it could be an opportunity in and of itself.

The apparel businesses have made significant progress. Limited stores has been pared back, repurposed, the quality, the product, the organizational progress is quite significant and it's in a position to grow and re-establish itself likewise Express. We no longer talk about the test of the dual gender brand. We know that it works. So we've kind of dropped that internally from our vocabulary.

So clearly Express as a designer brand we know that marketing works. We know we sell higher quality. We know the Editor Pant works. We just know a lot of things and the organization of that business has changed - of the apparel business has - both of them have changed in a significant way. Both are making progress and I try to remember what both looked like a year ago and the progress that's been made in apparel in the last 12 months is probably greater than the progress that's been made in the last 12 years. So I think they're forward facing.

We also created the Creative Team and the Creative Team began with kind of a very loose partnership with me and a couple of others exploring creative ideas on an ad hoc basis and then we formalized it I guess about two years ago, maybe 18 months ago he said, well it's Skunk Works so maybe we'll meet quarterly to talk about skunky things and then we said no that's really a team. It really has to be legitimate ties and we'll have the highest creatives from across the enterprise come together to work on strategic projects. Really the ideas was inspired by Disney's imaginareering group.

High creatives that can work on strategic projects that aren't tied to the day to day so an interesting experiment. That experiment if you would produced pink which is rolling at about - we'd estimate in '05 about $500 million business and the repositioning of Express and to Express Design Studios.

So the marketing merchandise position integrating it into store designs fit of pants all those basic concepts of repurposing Express into a wear-to-work brand for 20-30 year olds was the work of the Creative Team and operationally the progress and the work has been significant in finance.

In information technology. In human resources. In marketing. In store design. In construction. In real estate and production of the apparel lingerie and personal care and all of it is how can we provide more service faster, cheaper, better to support the enterprise goals and build the necessary systems and processes to take us to the future? Enormous investments in streamlining in getting everything to speed more, better and faster and cheaper.

The growth strategies - you know we talked again a decade ago about building a family of the world's best fashion brands and that family just got too diverse so the whittling down of the family into if you would the strongest members and distorting our effort in major categories and distorting effort in the categories personal care, lingerie and apparel where we see them in priority having the greatest growth opportunity is where we are.

So we see ourselves as one enterprise, not just a family, but it's one enterprise of fashion brands that want to grow a portfolio of businesses that are best in class that sustain growth for shareholders and create value. So the platform that we look at is return on investment capital. That's the foundation.

The next level we look at kind of if you were imaging this is as a pyramid would be comp growth which is kind of but not exactly a synonym for profit. It's what are we doing in our core businesses? That's the viable sign and then at the top if we can get over those first two hurdles comes new and next so whether new is pink or new is an Express Design Studio is new or Bigelow is new or Bendel's is new if we can't prove that we could have a leadership position on return in capital and get comps or profit growth from the core there's no dessert if you don't eat your dinner. So we're working very hard. We do have the strategies for growth. We do have the people and I believe we're making significant progress.

Speaking a little bit about strategy and brand.

In a simply way, brands are stories well told and so when you visit the stores today, I think you could look at them through my eyes. Is there a story? Is it well told? And that well told is not just the theatrics of it but it's the - are we selling out the house? So if we're telling a story convincingly it should mean transactions volume and profit.

We have an integrated plan, but I think our stories are well told and if not well told to our imagination much better told than they've been in the past and hopefully your insight into the business and your sense of how Christmas will be and how the future year will be what you see will support that idea.

Clearly, part of telling stories is the emotional content. So again, when you visit the stores see if these stories tug at your heart strings and stimulate emotional responses and there has to be a technical and a functional layer to the brand so if we're telling sexy stories in Victoria that do delight, excite and make you feel sexy and glamorous but the bras don't fit, we've got a hell of a problem so the technical functional pieces of the brands have to be aligned and be supported. The marketing has to be integrated.

Internally what I talk about is that we must be customer centric. We have to see everything from a customer point of view. Yes we have the aspects of the packaged goods company in terms of brand, in terms of product development, in terms of speed to market.

In terms of life of product, shelf life of product so we're not developing assortments this season or this year that have short lives but a very different point of view about trial repeat and the acquisition of new customers and loyals, but if we have a customer centric point of view, we understand the channel. We're not a branded company that sells to retailers that has to ask the retailer what the customer's saying so it's kind of factory to you kind of mentality but by controlling our channels we really have a I think extra added advantage that is the stores and the direct channel.

Significant in the strategy is developing open market, innovation, model and practices.

We don't believe everything is invented here and the question is and we'll hopefully demonstrate that substantial way to you later is we have to have access to the world's ideas and we have to figure out how to capture those ideas and make them ours.

So I'm sure there'll be questions like well what does that mean to Bigelow and how does that manifest itself in Victoria? That is a subject in itself but I believe that we can capture these ideas and capture them in a way that give us exclusivity or near exclusivity. So if it isn't absolutely exclusive, maybe its the same as.

Let me give you an example. I see some puzzled faces. If Neiman Marcus sells Laura Mercier and we sell Laura Mercier, I really don't care.

If Wal-Mart sells Laura Mercier and we sell Laura Mercier I really care. I care. I give a damn a lot. So there is a way for - and for some brands to be sold across channels within the channels that we manage but we have to be very careful about the edit so that we're the beneficiary and not the victim.

As I look forward to the future, we have to deliver progress in the core categories in our core brands and so the priority in growth is in beauty and cosmetics. Secondarily is in lingerie and third is apparel and each has a strategy to deliver.

I was thinking about the question obviously that would be in your mind that that's mine and beginning with the lowest priority for us which is the apparel businesses, if I look back and pattern over the last decade, fashion apparel businesses and their growth and I look back a decade more this is not been a great field of growth in the world. So the number of brands in businesses that existed 20 years ago, today there is a fraction of them. So if I look at apparel growth on a global basis - specialty apparel business, not very exciting. Not nearly as exciting as it was 20 years ago.

If I look at lingerie and I look at the progress we've made and the progress that is beginning to be made by other competitors on a global basis pretty interesting. The market is beginning to segment itself and growing way beyond NPD data.

I don't want to begin the day with a bad note, but it wasn't that many years ago that I said we were going to go in the lingerie business. We'd acquired this goofy company in San Francisco. Some of you probably were there when it was said and they may have said it and said what the hell are you doing that for because you're an apparel company and said well if this works out that Victoria's Secret is grown to be something in excess of $3.0 billion brand and dominates the world's lingerie business.

So I think that was a penetrating insight. The insight we have today is that lingerie - intimate apparel is even going to grow more rapidly into the future than it has grown in the past and hopefully we're part of that segments growth and beauty cosmetic business we believe is going to grow even more dramatically.

We believe there's a dramatic reshaping of the market of the distribution and consumption of beauty, personal care, cosmetics on a global basis and more share of wallet purse will go into that category for the men and women and the fact that department store sales have been flat for a decade kind of proves it because in the decade that they've been flat, we've grown approximately close to $3.0 billion. So we really feel that in order of these segments these are the priorities and we see inner relationships between them in skills.

The growth that we have had in beauty and cosmetics would not have been it if it wasn't for the point of view that comes from apparel. Seeing it as fashion. Understanding customers. Understanding presentations. So I think we bring to those segments if you would different points of view that leverage ourselves. So the idea (inaudible)

This is important. We can increase our commercialization -new product commercialization ability (inaudible) customers across all categories. Clearly we've focused on real estate (inaudible) enough for us (inaudible).

So I guess the summary is I think we're in a very good place. I think we're at a better place to (inaudible) Abigail asks me you know how was it today and how do you feel? (inaudible) you reposition (inaudible) the business (inaudible) very optimistic and confident about the future, the structure we have the resources we have. The ideas and the progress that we've made in the mid-term and in the short-term and very confident about the future.

Every life some rain must fall. I'd like to on time I'm noticing pass the podium to V. Ann Hailey who can give you the - I gave you maybe some of the flesh and she'll give you the bones so I think an understanding of where we are and what we've done financially is important so Ann if you want to come up. Thank you everybody.

V. Ann Hailey

I'm worried about the Yankees. I thought we were in pretty good shape until Boston won three in a row. I can see there's a divided opinion in the room on that. Good morning everyone. Thank you for joining us today and I think we're going to have a very exciting day. (inaudible)

Before that, before we get to the fun of shopping I've got a few financial and business facts to share with you. Are you changing or am I - you're changing?

I'm going to provide a brief overview of the business and some financial highlights and then I'm going to spend a few minutes talking about what are we going to do with the cash?

While we have shifted from defense to offense, we have not changed what we're doing fundamentally in terms of the focus on building great brands, retaining, recruiting, developing the best talent in the world and creating industry leading capabilities that support our ability to get product to market in a quality and fast way.

Now what have we done kind of in the last ten years with our portfolio in support of those brands, talents, and capabilities. Well we've changed a lot of things.

The first thing we've done is we've restructured our portfolio. We've exited multiple businesses. I was actually looking at a list last night and there were some businesses on there that I didn't even realize that we had owned like "Sizes Unlimited."

We've made our brands stronger by closing underperforming stores. We've opened and repositioned stores in our existing brands and we've converted structure to Express Men's.

At the same time, we've returned nearly $6.0 billion in value to shareholders through share repurchases and dividends. The result of all of that is that we have dramatically changed the composition of our business.

We've basically flip-flopped it from 70% apparel to 30% apparel with the balance made up of beauty, personal care and intimate. We believe that the difference in the more balanced portfolio gives us better diversification and reduces our risk. Let me talk a little bit about that because I spend a good bit of time thinking about risk, particularly in the assortment area.

We are focused on reducing the volatility of our earnings stream. We've done that to some extent as you know by more focus on the discipline of how we manage our investment at inventory levels, but it's also the composition of the inventory that's very important as we think about the risk profile.

So Victoria's Secret for example while it is (inaudible) brand and you saw the imaging of the brand in the commercial that we showed at the beginning of the meeting 75% of bra sales are in core styles in basic colors that form a repeatable base of business.

At Bath and Body Works 80% of sales are generated from businesses that have continuity. Daily beauty rituals anti bac et cetera and at Express we started the base of a more repeatable business formula with the Editor Pant where we'll sell about 3.4 million units of one fit and Express Design Studio will also be a contribution because that is a business designed to have a more sustainable repeatable base.

So in all of our businesses, we're working with the assortment mix. The merchants might call it the best asked or the win it category. The categories where we're day in, day out going to be the best.

I also view it in terms of financial risks characteristics and believe it is making a significant contribution to more consistency in our assortment and therefore our results.

Now I know you'll be interested in our holiday plans and you'll see about them and you'll see the growth initiatives during your store tours, but I am as background going to provide a few highlights on each of the businesses.

Victoria's Secret Mega Brand has had a very successful year across lingerie, beauty and the Direct Business.

Growth at lingerie's been driven by the continued development of the sub-brands very sexy, Body by Victoria and our newest sub-brand, Pink.

At Beauty we continue to build on the prestige fragrance business. We'll launch "Basic Instincts" and we've added new categories such as hair care and our science into the Victoria's Secret beauty stores and that direct growth has been broad based across both the intimate and the apparel segments of that business.

At Bath and Body Works we have made progress on redefining the brand as the modern apothecary of beauty and well being.

You'll hear from Neil later in the Store Tours today. Bath and Body Works has significantly stepped up the pace of innovation and that began about 18 months to two years ago and you'll start to see the fruits of that in the stores today with a variety of product lines.

We've also repositioned the promotional strategy in that business to be left day after day on promotion so we've reduced the frequency of the store deals and we're using targeted mail to drive transactions and we're concentrating our promotional activity patterned on the successful Victoria's Secret experience on a semi-annual sale which have proven to be extremely successful in Bath and Body Works as they are in Victoria's Secret.

Express is also redefining itself to be more sophisticated through higher quality fabrics, less promotional activity and an expanded "wear to work" offering called Express Design Studio which I referenced earlier. That launched in fall of 2004 and it includes the Editor Pant as I mentioned which is the basis for an anticipated nearly $200 million of sales in 204 in one pant fit.

Express is also continuing with the successful transition to a dual gender store. When we have a lease expiration, we're closing the existing structure store and combining it and getting double-digit gains in productivity.

And at Limited Stores we're driving for profit improvement based upon better assortment, the new promotional strategy which we've limited at Express which is quarterly sales and no promotion when we're not sale driving stronger ticket selling and we're also focused on right sizing the infrastructure for that business to - for a 300 store base.

From a financial perspective how does that all add up?

Well lead by Victoria's Secret and Bath and Body Works as you can see on this slide our brands deliver strong operating income and free cash flow.

For our two primary brands, Victoria's Secret and Bath and Body Works operating margins at 18-19% are outstanding.

Our businesses are also highly cash generating.

Over the past five years we've generated nearly $5.0 billion worth of cash from operations. We've funded capital expenditures of $2.0 billion. We've paid nearly a $1.0 billion in dividends and our cash balance as you know at the end of 2003 was $3.1 billion.

Our Board as you all know has been consistently for the past several years evaluating the use of this cash both in the context both of the external environment, both the economic and geopolitical environment and in terms of what we believed our internal needs for cash were.

We've evaluated all of the options listed here. Share repurchase dividends, acquisitions and the investment needs of our businesses and as you know after evaluating these alternatives and reviewing various business projection scenarios we did decide to proceed with a $2.5 billion recapitalization consisting the $2.0 billion self-tender which we launched two weeks ago and a $500 million special dividend to follow shortly after the close of the tender.

Funding for this is going to be provided by $1.5 billion of cash on hand and $1.0 billion of new debt half of which will be in the form of a bank loan and I'm happy to say that half of which was raised yesterday at a coupon of 5.25% for a ten year debt.

The tender offer has a price range of $21.75 -$25.00 and will expire on November 4th unless extended. The transaction had multiple objectives. We wanted to provide value to shareholders who wanted to sell their stock. An opportunity to sell within a range that represents a premium. We wanted to demonstrate the confidence that we have in our business and provide an opportunity for shareholders who remain shareholders to increase their stake in the company and its future earnings prospects.

We wanted to establish a more appropriate capital structure particularly given that we are a different business than we were certainly ten years ago, even five years ago.

We did want to maintain financial flexibility and a strong balance sheet and as I said provide value to continuing shareholders.

The transaction does have a significant impact on our capital structure. Our weighted average costs of capital will decrease and our return on invested capital will increase and that's a very important metric that is a primary one for us in evaluating things and we believe that it's going to add about four points. We pro forma'd '04 projections as if it had occurred at the beginning of the year and then return on invested capital moves from 12 to 16%.

This transaction will also be accretive to '04 earnings and even more so to '05 earnings when we get the full year impact of the reduced share base. Our estimates are that it's about 14% accretive in '04.

So in summary over the past ten years we've become a different company. We've dramatically repositioned our business to focus on lingerie and personal care and beauty.

Our brands are strong brands well positioned for growth. We believe our new capital structure is appropriate to fund the existing needs of the business as we look forward and we are a returns based company. We will return over $3.8 billion between share repurchase and dividends this year and we're increasing our return on invested capital to 16%.

And now we have time for questions which I believe will not include what are we going to do with the cash? But you always surprise me. Maybe it will.

Unidentified Speaker

Can you talk about the strategy behind the special dividend post the tender offer?

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

Yes. We spend a lot of time talking about what was the right mix of the $2.5 billion recapitalization. The - a significant portion of the thinking is to provide a value, a reward, a recognition to shareholders who wish to stay with us.

We also debated the impact that it would have on the tender offer. A $2.0 billion tender offer, self-tender is a significant self-tender so we felt that that's about where we wanted that to be and then the balance of the return was appropriate in a special dividend.

Unidentified Speaker

Good morning Ann. The one item that you did not talk to on the slides was the comment on protecting your investment grade rating. What comfort can you give to bondholders that a triple B rating is important and that your not going to see one or two years down the road that you're willing to take another hit in terms of your credit ratings?

V. Ann Hailey

I think the question and I couldn't quite understand you, but I think the question was about the protection for the bond holders and the investment grade credit rating. The finance committee of the board as well as the full board and management debated a range of alternatives in this recapitalization. And as you can imagine, we looked at a variety of considerations which included protecting the debt shareholders.

So we determine that the investment grade credit was very important to us. It was so important that we in fact paid both rating agencies a fee to get their pre rating services so that when the board went into the decision, we already knew what would happen with the rating agencies. And in fact, we tailored some things to make sure that we did not lose investment grade. In fact, we're still two notches above loss of investment grade credit status.

Unidentified Speaker

(off mic)

V. Ann Hailey

We were comfortable with where we are right now which is two notches above. And we are committed to maintaining investment grade.

Unidentified Speaker

Thanks. Ann, could you talk a little bit about the potential for future store rationalization, specifically when I think about the direction of Express and Bath and Body Works, as those brands have been upgraded in the last year or two, it seems like still their stores operating maybe in locations that aren't consistent with the direction of the brands.

V. Ann Hailey

I believe that we are pretty much through the rationalization of the brands. The one thing that I think that we do have to rethink is what is our strategy for Bath and Body Works outside the malls. So we have quite a number of street locations or small strip mall locations. Whether we have the right format for Bath and Body Works in those, the right size, the right product assortment and the right locations is something that we will be thinking through. That's about 500 to 600 of the 1,600 stores. I don't know who's next, who has a mic?

Unidentified Speaker

Ann, question, could you talk a little bit about what's going on, on the expense side? I guess there were some firings yesterday or the day before at Express, 100 some odd people. Can you just talk about, there's investments going on which I'm sure we'll hear later, but what should we be thinking about on sort of your strategy on (off mic)?

V. Ann Hailey

We've got a number of strategies on expenses. We had had an overarching kind of strategy to grow expenses slower than sales. And generally, over time we do that although there has been some aberrations quarter to quarter where we have needed to make investments. So that's overarching.

Secondly, I would say that we have focused heavily under the leadership of Mark Giresi and the heads of the sales on each of the brands on making sure that we're getting efficiency and effectiveness out of our largest category which is selling expenses. And those have been consistently coming down over time.

And importantly, they've been coming down without loss of coverage and customer service in the stores, through a number of mechanisms that we put in place, including some new systems and some new metrics for the selling piece of it. On the headcount piece of it, we're constantly focused on do we have the right heads in the right places.

And what's happened over the past month or so is we have rethought where we want existing resources to be, particularly around innovation and ideation and we have been beefing that up in the center creative team for a while and we have some offsetting reductions in the brands.

And then from time to time, we do things like what express did which was look at everything from the top to the bottom of the organization with a view to saying how can we operate more efficiently and more effectively and the results of that is that they took out a significant number of headcount. We hope that we will be able to place the people elsewhere within our business.

Unidentified Speaker

(off mic).

V. Ann Hailey

I can't hear your question.

Unidentified Speaker

It sounds like a lot of people at one division, sorry, (off mic).

V. Ann Hailey

Well, it is quite a few people, it's not a huge number of people and what we did was say we don't want the people who work harder but Express looked at practices which had grown up over 15 to 20 years which hadn't been reviewed and said we don't need to have all of these reports. We don't need to do this six times. We don't need to do this this way. And the result of that was the ability to reduce our headcount.

Unidentified Speaker

This question actually is for Les. You noted that Vicky S is a worldwide recognized brand and you also note that you guys are a prestige packaged goods company. If we stand up here five, 10 years from now, could we potentially your brands and sub brands being sold worldwide through different channels of distribution, is that what the thought process is over the long haul?

Unidentified Speaker

Yes?

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

I'm going to try that on the answer to my next question, yes or no.

Unidentified Speaker

In terms of the capital structure ongoing, I can't (inaudible). You guys will still be generating a significant amount of free cash flow from operations every year. What's your thinking now in terms of where you'd like your debt level to be over time and what the dividend pay out, share repurchase, et cetera, should look like, now that you seem a little more comfortable with more leverage?

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

Are you now asking what we're going to do with the future cash? I pretty much got the same question to that that we've had for several years. We're very cognoscente of our capital structure. The board, I look at it on a regular basis, the board looks at it on a regular basis and we'll continue to evaluate options for returning capital that we don't believe, cash that we don't believe is useful in the business to our shareholders.

I would not at this point in time predict whether we find an acquisition that might make sense go forward, where we'd want to use it, where we might find an investment opportunity in one of our own businesses. We might incubate a concept and decide that we want a broader role of that which could use more capital in terms of store construction. Or we might decide to do more share repurchases or dividends. So I would leave all those options open and we would have to know the circumstances at the time.

Unidentified Speaker

We have time for maybe two more questions, Dorothy?

Unidentified Speaker

I wanted to ask about the apparel businesses because it's clear from Les' comments that apparel has become a much smaller part of the business over time. There are two brands essentially left in the apparel business, the margins are much smaller than they are in your other businesses. If we're standing here five years from now or 10 years from now will there be any apparel businesses within the Limited portfolio?

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

We are focused as we have been in the apparel brands on making them realize the profitability that we think is inherent in those brands. And I've already talked about the two major things we're doing. The first one and the easiest one is to look at the expense structure and take costs out as limited has done and as Express just announced in the last few days.

The more complicated and more important part is to get the assortments right. And we are working on getting a sustainable base to take the volatility out and improve the overall profitability of those businesses. And there are good brands, they have a customer base and we have got to get the assortments right. One more, are we down to our last question?

Unidentified Speaker

Yes, Dana?

Unidentified Speaker

Hi, can you talk about capital spending, how do you see the clarity of the capital spending, projects insights versus the top 150 mall initiatives? And then just lastly...

Unidentified Speaker

That's one.

Unidentified Speaker

Own brand versus the third party brands. It seems like we (off mic), that's changing a little bit and moving faster, but how do you see the balance going forward?

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

Capital spending, which is the $500 to $550 million range this year, is as it has always been about 70% focused on what goes on in the stores. Whether that's new stores, reconstructions or investment in POS and related. There is a portion this year devoted to insight and we are in the process of finalizing what insight might look like going forward.

The priorities will be on making those investments that provide us returns, whether it's in the stores or whether it's through project insight, although there will be some piece of infrastructure building that has to do with supporting growth and being able to offer our brands in multiple locations in a seamless way that will be included in the capital spending.

But the modeling that we did before we did the share repurchase, the $2.5 billion share repurchase and special dividend included an estimate of what the infrastructure investment could be so that we would have that incorporated in our plans. As to your second question, which is what portion of product and innovation comes internally versus externally, we're hunting for good ideas.

And there is no specific target for where they would come from nor is there a specific prescription for how we would bring them in. There may be times where we acquire a small brand that we think belongs in our business. There may be times where we joint venture. There may be times when we license. So we're open to finding good ideas and getting them to our customers through one or more of our brands as quickly as we can.

Unidentified Speaker

Ann, thank you. Hang on one second, I think...

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

(off mic) and this isn't exactly debate time but I could tell that anticipating the questions and maybe how I led you. About 30% of our volume comes from apparel and we have two brands. And those two brands have about 1,200 stores, very valuable real estate in itself.

The way we view the apparel brands today, as if we acquired them yesterday, they're completely repurposed, completely retalented and the efficiency initiative in express matches a business as if we acquired it. Express began last fall with over 2,000 style color choices in women's apparel only.

And the pattern of that business was very over assorted. We now begin a season with 400 choices a season with the goal of 75% of those choices being carry over styles or carry over bodies with high predictability. So if you just think about it from style choice and predictability, if you're trying to build an apparel business, let alone a brand, with 2,000 choices every season, four seasons a year, or every quarter, 2,000 new ideas, you think about the complexity of designing and developing and what your batting average of success is when you've got 2,000 new and discrete ideas.

One might conclude the mark downs would be higher and it takes a hell of a lot more people to design and fit and produce all those choices. So the new Express, pay attention to it today and as you walk through stores around the country, you're seeing 400, slightly more than 400 choices in the store. And the goal is to get to 75% of those choices being predictable season to season, either fit or fabric, fit fabric style.

So hopefully there's not that fluctuation and that's the predictability Ann was talking about. If we're right, again this isn't debate time, we can have one through the morning as we walk around, our view is that we've acquired two apparel brands that are very good. We repurposed them, we restacked them, we have repositioned them in the last six months with a forward facing view of apparel which we think is insightful.

So we will look at the apparel businesses, again, the 1,200 stores and their productivity and say if we never opened another store, only refurbished and remodeled stores that we have, that approximately $3 billion, if we're right, can grow to $6 billion just in productivity gains in those stores.

And the profitability should be about 15%. That's a pretty attractive acquisition on the basis that we have made the acquisition. And that's the bet that we're making and we think that is insightful. Now, I contrast that and I'm somewhat defensive when we were starting the stupid bath and body business, we were somewhat ridiculed because, why would anybody go there?

There was no profit in selling personal care and everybody knew it because we looked at the department store model and Body Shop wasn't exactly a screaming success on a global basis. When we acquired Victoria's Secret, it was even more foolish because if I remember what people had wrote and said about the lingerie business it was very unprofitable, very unexciting then and was a business that looked like it could generate perhaps a 6% operating profit. But as a bachelor, Les wanted to do something sexy and maybe I could have a pass on that one.

I feel that the strategy and the balance that we have and the opportunity in the apparel business is substantial without making any capital investment if we're right. And the next, I think 12 months will prove or disprove that case. So we have made a decision, it is not debate time about the decision.

Obviously you can criticize that decision in the past, in the present or you're welcome to criticize it in the future, but this is what we believe, that we think it's smart. Time will tell, next year when we all get together and through the year, I'm sure it will be debate criticism time and you'll say well that's what you said but did it or didn't it happen? We'll all know and be wiser in the future. And now for instructions. Thank you.

Amie Preston, VP, Investor Relations

All right, thanks Les. Just wanted to remind everybody you're also going to have a chance to ask more questions of Les, Len and Ann as well as all of the brand CEOs this afternoon. So we're going to head to the store tours now. Your store tour group is on the back of your name badge.

We are going to be visiting a Bath and Body Works Store that is actually across the street from Easton Town Center so we're going to be taking buses (off mic) as a group, we don't want to leave anybody behind. If you go out the door and exit to your right, the door is at the end of the hall here. On your right, the buses will be waiting and the buses are numbered with your store tour group. Thanks.

(Break in session)

Neil Fiske – Chief Executive Officer – Bath & Body Works

Good morning and welcome. We have everyone here I take it. And welcome to our guests who are participating in this meeting via the internet and rebroadcast of this segment.

Let me start with some introductions. We have a saying at Bath and Body Works that everything we do comes down to one of two things, team or task. And as we are rebuilding and reshaping this brand, we're both rebuilding the team as well as focusing on the tasks that we have to do to get the brands to the next level.

And I'd like to start this morning by talking about the team a little bit because that's so vital to the progress that we're making and expect to continue to make. And we'll start first with the co-leadership team and talk a little bit about that. Those of you who are on the tour last year remember that Ken Stevens and I were the co-leaders of the Bath and Body Works business.

We talked a little bit about the philosophy of co-leadership, how the model works. This year, we have kind of the next generation of co-leadership, we've expanded it. And really, the underlying belief and philosophy behind it is that we have a very bold and vicious agenda for building this brand and taking it to the next level.

And then in fact there is so much work to be done in this turnaround that you really need a broader leadership team to carve up the past and take leadership responsibilities for them. So I'm just going to kind of go down our panel today. (off mic) Meade Rudasill is the head of all of our integrated brand operations as well as now has oversight responsibility for all of the product development operations and innovations.

He's really tasked with making us fast to market, accelerating our innovation and delivering with excellence on every operational aspect of this business. Ken Montera is the EVP and head of stores for Bath and Body works. Ken's leadership responsibility has also been broadened since last year.

Ken is now responsible not only for the stores organization but everything that sort of touches the customer in that 360 degree way. So we put under Ken responsibility for all of the new marketing activities that we're going to be doing, the expansion of our consumer, customer relationship management, our direct marketing, our internet business and as we expand into the direct channel, putting those under Ken's leadership as well.

The logic there is to get all of the customer facing activities in the one place so that we really know what is working in what channel and with what mechanism for communication that we have at our disposal for the brand. Tom Fitzgerald, you'll remember from last year, our CFO, we've extended Tom's leadership responsibility now to include the retail merchandising part of Bath and Body works.

And we've made an important distinction I'm going to talk about in a little bit that really as a company, we have two types of merchants and merchandisers. We have merchants who do product development and have to bring great brands to market and we have merchandising programs that really have to drive the productivity of the store.

So what we've done is separate those out and make that distinction more clear cut to our organization. And we've taken all of the retail merchandising programs and folded them under Tom's leadership. The logic for that is that there is such tight linkages between pricing our promotion that day in and day out, calendar and cadence of the business that it makes sense to have kind of one integrated, strategic financial view of all of the things that we're doing to drive store productivity.

And that's really what Tom's leadership mantle is all about right now. Like the (inaudible), a couple other key members of our team, Camille McDonald, Camille joined us in August, Camille? And we are very, very fortunate to have her joining the team. One of the best beauty merchants, I believe that is out there and we feel very fortunate to have her join our team.

Camille's background is almost exclusively in prestige beauty brand building. Her background includes a long time with Ralph Lauren, with Chanel, with Louis Vuitton and she's built not only the Polo beauty brand but also launched Marc Jacobs and Michael Kors. Very, very strong track record in the world of prestige beauty retailers. Leslie Faust joined us earlier this year from Neiman Marcus.

Leslie was the head beauty merchant at Neiman Marcus. Again, starting at the very top of the market and going for the best merchants that are out there to build our team. And we also feel very, very fortunate to have Leslie be part of our team. I really believe that she's one of the best beauty retail merchants in the world and has advanced our flagship initiative enormously.

And I think importantly just to pause for a minute, that we really believe in the strength of this team. I really believe in the talent and capability of my co-leaders and I really believe that we are attracting the best talent that there is in the world of beauty and beauty brand building.

So I just wanted to start a little bit on the team side of the business, give you a sense of who these people are and to interact with them over the course of a day. So now onto the task part of the agenda. We have a very ambitious agenda at Bath and Body Works as we begin to talk to you about last year.

A repositioning that is dramatic as any we can imagine in specialty retail. We use the analogy last year, Banana Republic, when they went from Safari in (inaudible) to upscale women's clothing. That's kind of the nature of the turnaround, the magnitude of it that we've undertaken.

Going from the old farm stand in the heartland, suite (inaudible) kind of Bath and Body Works to a much more upscale modern apothecary of beauty and well being. Implied on that brand turnaround is change on every level. Change in the way that we develop products, the way we brand them, the way we build them, a change in the commercial strategy of the business, change in the way the stores look, change in the talent agenda for the company, top to bottom, an awful lot is changing right now at Bath and Body Works.

We talked last year about the fact that this is a multi year transformation. We continue to believe that it's a multi year transformation and we feel very, very good about the progress that we've made over the last year. We believe and have conviction that we are on the right track. That the new things that we are doing or getting paid for and that the turnaround is well underway and heading in the right direction.

So that kind of high level overview of our challenge and what we're up to. Let me break the rest of these opening remarks into three parts. The first, just to update you a little bit more specifically on the brands progress over the last year or so. Second, a look ahead at what we're trying to do to unlock the growth potential within our world of masking and beauty retail. And third, to give you a little bit of preview of holiday.

So first, the progress over the last year I think has been very strong. And again we feel confident that we're on the right track and making the right set of moves to complete the brand transformation. We have delivered double digit sales growth and profit growth over the last year or so. Fifteen out of 17 months of positive comp store sales growth, 14% comp in the spring season.

Our comp growth and momentum was very strong at the start of the fall season with August comps of 8% and September comps of 7%. And we feel very good about where we are heading into holiday. The redefinition of the brand is making very good progress. I'm pleased with the new brands that we've developed in a very short time frame and brought to market, starting with the products.

Our marketing and our visual has also improved dramatically over the course of last year. We've added new creative talent into the organization and our creative execution is getting much better. The scores are being update and refreshed in a prudent way with capital reinvestment, new fixtures, new looks, a more updated presentation to the customer.

And our store experience, which has long been a strength of this brand, continues to get better. We get, for every one complaint in our store, more than five compliments. Our customer base is very loyal and they're very enthusiastic and they are very complimentary about their store experience.

On the talent side, we feel great about the fact that BBW is once again a hot place to work and that we are attracting some of the best talent in the industry. The assortment changes that we've made, we'll talk about the introduction of Henri Bendel cleansing line, personal care line. The introduction of Le Couvent and the new proprietary line from the south of France.

Pure simplicity, a new line that you'll see in the stores, Tutti Dulci, these are all better brands, much different, much more efficacious than the traditional Bath and Body Works daily beauty ritual. And we feel very good about the progress that we're making there and the sales results that have come from this product introduction.

And lastly, the migration of our promotion strategy which will take a couple years to complete, is also making good progress. We talked last year about the two powerful words in retail (off mic) and the fact that we were trying to move this brand to be a lot more about new and a lot less about pre.

It's sort of a trick balance with a brand in transition to back off a lot of those deals and promotions without sacrificing the brand momentum. But we have stated over the course of the year to really start to pull back on the number of deals that you see in the shop. Where there might have been 10 to 12 in the shops at any one point in time in the past, you'll now see two or three.

These are strong transactions rather to bring people in from the mall. A featured promotion of an item that we're trying to get trial or promotion on and then a couple of product lines like Daily Beauty Rituals and Anti Bath that we've gone to simple day in day out multiple prices. Three for one, four for 10 or three for 10. But next simplified field promotion structure in the store.

We've also backed away from the shop offers, the cash off offers, gone with more targeted promotions and that transition is working reasonably well. And then lastly, as part of our promotional cadence, we've gone to two big, what we call volcanic semi annual sales.

Most of you are familiar with the results that we drove in June and January. It's very important to understand that the role of the sale is not just about driving incremental volume for our shop. It number one opens the aperture of our customer base to a much wider audience than we ever had day in and day out.

And you can use the traffic and exposure of sales to expose our customers to new things. So going forward you'll see more simultaneously, a big volcanic sale with a preview of what's to come. The other thing that it does strategically for us is it gives us a way to clear prop because as we started really dramatically the innovation on the front end, we needed to find a way to clear out the old products on the back end and have a much more rapid flow of products to the business.

It turns out our semi annual sales to the point where we could competently clear the products that we were getting out of, it was stifling our ability to introduce new product. So please bear in mind that the role of sale is very strategic for, and very much linked to our innovations in that as well.

That's topic one, a little bit of an update on progress this year. Topic two, we wanted to just talk for a minute about our philosophy and strategy about growing this brand over the next three to five years. As we talked about last year, we do see Bath and Body Works as a growth brand committed to double digit growth in earnings, the same growth in comp store sales and top line growth.

We believe that as we break to the next level, growth will come from three primary platforms. The first platform is stair segmentation. As you all know, traditionally we had basically one store format, 1,500 stores and it was a relatively simple business model. We are convinced that this point that there is growth potential to be unlocked in segmenting those stores in a more sophisticated way than we have in the past.

Starting with our flagship store initiative at the top, optimizing our core stores, growing our White Barn Candle stores and getting that model right. Thinking about the optimal segment of our suite which now represents about 500 stores and is performing very well.

What does it mean to be an off mall retailer? What kind assortment changes do you need to make, how do we maximize the growth at the bottom end of the market as well. And you will see our organization start to align against the different retail brands, channels and distributions that we're trying to bring in.

Leslie heads the merchandising for our flagship store initiative and just kind of one example of putting the talent against the store segments which we think have the most potential. That's the first platform. The second platform is developing great products and great brands and bringing them first to our own captive distribution, but we also believe that the brands that we are developing are so good and so world class that they will have distribution potential beyond Bath and Body Works Stores.

Whether we cross sell them in Victoria's Secret stores or we take our Henri Bendel candle to Selfridges in London or we put it in Bigelows or Fred Siegel, we're setting the probe, the market probe where we can take the proprietary brands that we develop outside of our own stores in distribution that is complimentary and builds the overall brand.

So we have to be a great retailer, we also have to be a great developer of product and brands. And I'm very excited that Camille joins us to lead that second platform along with need on the operational and innovation side, they are really going to be the ones driving the brand and product innovation in our portfolio.

Third, platform for growth which is not traditionally been tapped at Bath and Body Works, is the marketing platform. As most of you know, marketing of Bath and Body Works traditionally has been some signs in the window and a little bit of direct mail and of course that does change every four or five weeks.

Clearly, as we start to build more segments of stores that are going to be branded differently and we have more brands, proprietary brands in our apothecary format, we need to think about marketing in a very different way. We need to think about what marketing vehicle that communicates for each specific sub brand and then creates a master brand and communication strategy that not only builds Bath and Body Works but optimizes and builds the specific sub brands.

So we started to play with advertising for the first time this fall in Oprah Magazine, Better Homes and Gardens and Cosmopolitan in two product lines, Perfect Christmas and Tutti Dulci. We are convinced that there is a web business and a catalog business in our future. We're not exactly sure at this time when we'll be organizationally ready to take that one.

But clearly in the world of beauty retailing, that's masstique and prestige price points, catalogs and web is a substantial opportunity for us. And we will get to it as soon as we possibly can get to it, organizationally and when we can get the talent to tackle it. But we won't tackle it before we're ready.

So, I know I'm being a little bit vague on the time frame there, but know that over the next couple years, we're committed to getting into those businesses. We've also experimented this year for the first time with putting the Perfect Christmas on QVC. We gave them about a two week early window to introduce the Perfect Christmas with the thought that we could actually get the buzz out about the Perfect Christmas before it was actually launched.

Again, just an experiment, but we're trying to look at alternative channels of distribution that are complimentary, but also act as marketing vehicles for the brand overall. As we get into categories like dermatological skin care, various face care, we understand that we have to market those individual sub brands in a different way.

So those are really the three growth platforms for Bath and Body Works, happy to entertain questions on those. Lastly, we just wanted to give you a little bit of a preview of holiday. We feel very good about our holiday assortment and holiday look this year. You will see that when you walk in the store a much improved and more dominant statement around the Perfect Christmas.

We believe that great brands are about establishing things that you can own and that you can build over time. But every year, we shouldn't be in the business of recreating our equities on a core product line. Last year we introduced the Perfect Christmas, it was a success.

This year, we want to build it to two to three times the size that it was last year and really make it a focal point for holiday one. I guess that collection this year is stronger than it was even last year and we felt good about it last year as well. As you all know, we test our gift sets through rigorous consumer testing every year to get purchase intent.

And I'm pleased to say that consumer feedback on our gift sets this year was 15% better than it was in the prior year. We also test our seasonal fragrance with consumers and got great response to the new fragrance business that we're introducing. The emphasis this year is on dazzle, wow and owning the sense of the season.

There will be more sparkle, more glitter, more excitement and a very different approach to seasonal collections and really the idea of memories being linked to (off mic) and really trying to own that idea for holiday. We're introducing a new line with our holiday one assortment called TD Gultry which is fun, very girly, grama inspired fragrant body care.

And it plays one of the biggest trends out there in personal care right now which is prude inspired fragrances and products. And you'll see as you walk in, a strategy of using very, not over the top but very premium purchase type programs to get our average dollar sales up, the track customers in and to build value in our transactions.

And we had a great PWP this year in our croc bags and I think a number of you have seen or done. And then lastly, for holiday, as I mentioned, we are exploring new ways to market our (off mic) the early advertisements in Better Homes and Gardens, Oprah Winfrey, the QVC experiment, different kind of direct mail programs, different ways of reaching our customers to get us off to a very early start with the holidays.

As we go forward, we haven't yet found the point where we can start holidays too early. This year we're a little bit earlier than we were last year and we think that as a destination for Christmas and for holiday shopping, we can continue to get on this curve early and get customers into our store and feel a disproportionate share of the holiday business. So, I'd like to (off mic) in a short amount of time. Why don't we open it up for questions for a little bit, I'll kind of play (off mic) and then we'll go for a store tour.

Unidentified Speaker

(off mic)

Unidentified Speaker

What did she say on the innovation one? (inaudible) time and it is (inaudible). Two years ago, it was taking us 18 months to get product to market. We shortened that to under a year an in many instances, we're down to seven or eight months to bring things to market.

And we're doing that a couple of ways, I think we've thought about working with Camille, how to expand the pipe, the bandwidth. It means partnering with others, not doing it all ourselves. Continuing to use external sources for the actual development. And we thought about the throughput side and well, we've got to take an integrated approach, we're thinking a lot more about modularity and we've taken some software that allows us to actually see product development in an integrated way to all the functions you have to touch.

For things like design and artwork now that used to take two or three weeks to sign off on and we typically route it around the building, it can be done in a day. Now the people are doing the design work, we can send it down where the value is added, so Camille and team have more time to be thinking about what is the right level of sophistication, et cetera. So we dropped it down dramatically and we continue to focus on (off mic).

Unidentified Speaker

Can you, might give a sort of customer point of view on the gift set collection and the value of it?

Unidentified Speaker

I think I get that question this year, it's probably going to be one of the best we've had in our history. Probably one of our groups to talk about that is our sales force. We had a national sales meeting this year, winning by 1,800 people into Orlando, Florida and gave them a preview of holiday and it was over the top.

We couldn't get them out of a trademark that we put together to introduce to them to the line to get them back into the general sessions and some of the breakout sessions around the operating practices of the business. So, from our initial customer group, the people that sell the products, it was extremely high.

We know that it's definitely higher in our market research and we just feel that it's probably as strong as we've ever been. From a value standpoint, I think that we've been able to continue to match the value from an overall pricing standpoint, but what that represents from an individual item standpoint. And we continue to look at that in every collection that we do. So the initial reviews from our sales force and from the folks that have seen it right now have been tremendous.

Unidentified Speaker

I'd just add too that we are thinking differently about gifting than we have in the past. It used to be that gifting for Bath and Body Works was about gift sets. And as we've learned last year and continue to push this year, we like the idea of what we call layers of gifting.

So gift sets are one layer of gifting. But it's not the only layer. Another layer is seasonal toiletries where we've been very successful last year and those are very giftable products, margin is very attractive and we like that layer a lot. We also like the layer of seasonal home fragrance, which we continue to expand and push with the Perfect Christmas.

That's a third layer. A fourth layer is what we call create your own. And when you walk into the store today, you'll see a create your own fixture that is used for all 1,500 stores. And the idea is that we can make gifting so easy and simple and compelling for our customers, that if you want to buy gift set great, if you want to buy new toiletries and quickly wrap them up and put them in a CYO, that's fantastic.

And we were incredibly successful last year where our CYO program. This year we've taken it to a whole other level. And then lastly, we're thinking about things like gift cards and other ways of gifting. But planning very carefully, each of those layers of gifting into a strategic assortment that says how are we going to own holiday and own gifting is really the strategy that we're pursuing this year.

Unidentified Speaker

(off mic)

Unidentified Speaker

There's a lot there. In terms of a gift set, in terms of price point, it's still about the same break as last year. Where we sold out in some of the lower price gift sets, we're complimenting that with an additional buy this year and to create your own gift set that covers that area as well.

So we think we've learned and covered from our experiences. The other question was margin. Margin is about the same as last year. Value is about the same, margin is about the same (off mic) its mix is very different. But margins are (off mic).

Unidentified Speaker

(off mic)

Unidentified Speaker

The thing that I would just add quickly to that is we continue to add more of our assortments to the better and best layers and to probe how far up we can take our gift set. And in the fall collection that preceded this one, we were very pleasantly surprised when we introduced real suede bags as gift set containers with a lot of ornamentation.

I think we had one that was in the high 40s or low 50s, $49.50, and just blew out. And so we're continuing to probe the upper end of the market and stretch the assortment. You don't want to abandon the opening price point. We want to maintain our competitive mix there, But add on layers of better and best in our gift set assortment as well.

Unidentified Speaker

Can you talk about the direct marketing strategy you implemented last year and exactly how it's changing?

Unidentified Speaker

Well, at a high level the strategy is to with the offers that go in the mail or in the store to largely comp what we did last year in direct mail. We're using some different vehicles and testing different things as we try to get away from the total dependence on cash off offers that we had last year. So you'll see different kinds of things.

And then obviously we've supplemented that direct program with the direct response advertising that we're testing this year.

But the strategy is really to hold where we were from direct mail and then let the quality of the assortment in the store sell their comps.

Unidentified Speaker

OK, sorry.

Unidentified Speaker

In terms as we talk about segmenting long-term, et cetera, where do you see operating margins going? Cause it seems as though there's an implied layer of expenses.

Unidentified Speaker

In terms of the bottom line of the company, as you know, we are where we are today, high teens. And as Les said and Neil alluded to, we're on the pay as you go program.

So we've - it's a branded transition but we haven't done any sort of one-time expense charges to pay for that transition or transformation. So in doing that we've put our emphasis initially in terms of investments on innovation, as Neil spoke about. And we're literally working through the value chain, if you will, in terms of where we prioritize our investments through this multi-year transition.

So, it started at the front end with innovation and now marketing and visual and kind of the look of the store, the training of our associates will come later. So that's at least how we thought about those investments. In terms of the margins, you are probably talking about the one brand that is very big and is very profitable. That would be the rituals and how...

Unidentified Speaker

I'm talking about the brands as opposed to the operating margins...

Unidentified Speaker

The whole brand? So we will continue to see margins brought to down slightly because we're largely transitioning out of the highest margins sub brand that we have. That said, the margin dollars are very attractive to us and that slight, that very slight erosion will be more than offset by the leverage we get on the fixed infrastructure that we have.

So we will see an ability to invest in all those things we've talked about while improving the bottom line as we go. We're not shooting for the record highs of the historical past but we'll provide that consistent level digit profitability year in and year out.

Unidentified Speaker

That answer your question? OK. Let's do two more. Richard?

Unidentified Speaker

Yes, you talked about how you obviously with transitioning would continually update, upgrade the stores with the replace branded and with the remodeling. Could you update us on where you are in that process? How many are done? And things like that, how many need to be done with the consolidated we were talking about and what high rate of customers and things that happen?

Unidentified Speaker

Well, we continue to look at a refresh strategy that's really centered around the volume and location of the store as it relates to the transition of the brand. And we always get the biggest bang for the buck. Presently we've got about a third of our system that is still on the old tea stain. So we've made some pretty significant progress over the past few years.

Last year we were able to project implement about 55 stores and we're planning on touching another 83 stores next year. But it's really going to be centered around how we can invest the dollars that really help us transition the brand and touch as many customers as possible and the message of doing that.

So we're simply here to tell you that we have a specific that we're going to do X amount of stores every year probably wouldn't be the best thing to say. It's going to be dependent on the investment opportunities that we have available and then also having the biggest impact on our customer.

Even though we've touched two-thirds of the system, we still have a little over 85% of our system that still has gingham awnings and striped red and white awnings. So we have taken a pledge to go back and take a look at some of that from the transition standpoint and send a bigger message to our customer.

Unidentified Speaker

And our emphasis will be on customer facing elements of what largely you see in the brand.

Unidentified Speaker

Can you talk a little bit about the fall behind Henri Bendel versus, CO Bigelow flagship? And then if you could just update us on any partnerships that you've had out there, I know if the past you've mentioned Marc Vitton (ph) at one point. What's going on with some of these partnerships and are you still looking to enter into more partnerships?

Unidentified Speaker

Yes. So let me take the first part of that at an enterprise level.

So at the highest level we are part of an enterprise strategy that says there is enormous opportunity in dominating the prestige and masstige beauty business. And doing that with a multiple or formats that hit different price points, have different emotional positioning and character.

So as an enterprise I would expect that we will consider to create new beauty retailing concepts or beauty and other things type concepts that allow us to accelerate what we see as an inexorable shift in the market away from department store retailing to specialty high-end beauty retailing.

And we want to be the lead position in the market during that.

So that hopefully gives you the context of what we're trying to do with the Henri Bendel store. The Bigelow store, which is really a one store experiment at this point, BBW flagships and it wouldn't surprise me that we've got other formats that we can develop and bring to market, enormous power in this idea segmenting that mastige beauty retailing space.

But the Henri Bendel store is very different in look and feel and composition than the Bigelow store. Each format will have a best at what they're known for, what they're going to dominate. They will be different. Clearly there's going to be some overlap of assortment, but each will have an edited point of view, know what they want to own, and have a different personality. And you'll see a range of price points.

A couple of things about the Bigelow store, cause I know that's on everyone's mind. I would not view that as anything more than a test and an effort to continue to probe the space of beauty and prestige and mastige beauty retailing.

It could go a number of different ways. It could be a stand-alone concept that is a layer above our flagship stores. It could be that we go back and think about which of our flagship stores we'd convert to that format. It could be totally complimentary. Or it could provide us direction and learning that we could apply back into the BBW flagships.

What it is not, just to be very crystal clear, is in any way a loss that states our confidence in our flagship store program. We are very pleased with the results of our flagship stores, we are pleases with the kinds of goods. Historically we have 10 stores that we have with the best assortment, what we call our win at beauty stores that Leslie has really built over the course of this year are doing extremely well. And we're getting brands in those stores like Kneipp and Frederic Fekkai (ph) and Molton Brown (ph) that are really taking them to a different level.

So whether, whatever happens to Bigelow we're still convinced around the possibility and the potential of the Bath & Body Works flagship concept.

I think we need to get you into the store and then we'll try to get some questions through the store and on the way out.

(break)

Sharen Jester Turney - Victoria's Secret Stores - President & CEO

Good morning, everyone. I'm Sharen Turney, President and CEO of Victoria's Secret Direct. And I want to welcome you to the Investor Analyst meeting today. And along with getting to hear me speak, you also get to hear from the other great members of the Victoria's Secret mega-brand team. The one and only Grace Nichols, who is the President and CEO of Victoria's Secret Stores, Mark Weikel, who is our new Chief Operating Officer for Victoria's Secret Stores.

(audio gap)

Sharen Jester Turney - Victoria's Secret Stores - President & CEO

... happy to have her as a partner, and Jill Granoff, who is the new Chief Operating Officer for Victoria's Secret Beauty.

Hopefully today we really want to talk about two things. Holiday 2004 and how we feel like that we will explore their opportunities at this timeframe as well as innovation. Victoria's Secret mega-brand has really had an opportunity to grow over these past years and we think that there's still opportunities for us to continue to grow. And through the innovation that we will be sharing with you, you will see how we feel like that we can get there.

So start off I'm going to spend a little bit of time talking about Holiday '04. This is kind of the third year that we've come together as a mega-brand to say how do we drive the business from a 360 degree opportunity? How do we get our messages across in the stores, our product innovation within the stores? How do we turn Holiday into more of a gifting destination? And continue to raise the sophistication level of Victoria's Secret?

So the first thing that we're doing is we're launching Holiday October 15 with the Christmas Dreams and Fantasies catalog.

And each one of you have that on your chairs today. And hopefully you will see that we do believe it tells a good brand story.

Following up within the Christmas Dreams and Fantasies, we are doing a gift with purchase to our really high-value clients. And this is a tiered gift with purchase approach. It's from $50 to all the way up to $200 that gives you this exquisite bag if you make a purchase within any one of the channels that we have at Victoria's Secret.

Following that, on November 14 we have the Very Sexy Bra launch, which will be televised. It will have the cover of the major fall three catalog as well as the Internet. And at the same time that we are launching the bra, we're doing a new marketing campaign in terms of Angels Across America.

Angels Across America is when we take our top five supermodels such as Gisele, Heidi, Tyra, into cities Los Angeles, Las Vegas, Miami. That what we're doing there is they're going to go into the stores, talk about the products that we have to offer, as well as do some community activities within those areas as well. And we think this is a great way for us to be able to promote this Christmas business.

Then following that we go into Thanksgiving. And at Thanksgiving for the first time that we will have a two-day promotion around, with television, promoting our gift with purchase, which is a lip kit around our supermodel. With any purchase of $50 you get this lip kit free. So it gives us an opportunity to get beauty out there and it gives us an opportunity for us to drive transactions, and it gives us an opportunity to drive trial.

We will follow that up as we come in the first week of December with the campaign that you saw this morning about gifting for Victoria's Secret. And we also have a Very Sexy gift with purchase.

And among these things that we're doing this year, we're also doing some testing for next year as well.

So the sequencing this year really is from October the 15, come back November the 14, the day after Thanksgiving, and then the heat of battle, which is that first two weeks of December.

Now that I've talked a little bit about the mega-brand, I'll spend just a minute talking about how Victoria's Secret Direct is supporting this.

As you know, Christmas Dreams and Fantasies went out into the mail October the 15. It mails to over 13 million people. And I think you're going to get to see the cover the catalog on the screen.

Within that catalog this year we worked very hard to elevate the sophistication level really to tell the stories and to get the message across of the different sub-brands. It's focused on bras. It's focused on sleepwear. And it's focused on sweaters. And all of the sub-brands have equal distortion with them, which this is what really drives the business for Holiday. It also has an extension of our beauty and has more pages to gifting.

When we come back with the November, in November, our major fall three book is all about the Very Sexy launch. This is the book that we really put in the mail to support the bra launch. As well as in continuation of all the different sub-brands that we have.

The biggest opportunity, and what I'm most excited about is that we said how do we elongate for the Direct business that timeframe in December?

A lot of the customers about five years ago got turned off by buying Direct because nobody was in stock. So we looked at that timeframe and said you know what, we're not getting our fair share and we have out there circulation starting about December 5 through December 10 with what we call our last minute gift book. Its very item focused. It is about the few that produce the many. We will be taking the inventory and investment. We believe it is going to be more balanced towards gifting. It has a lot more beauty products in it as well.

And we think that this is an opportunity for us to elongate that timeframe as well as we will also be offering free second day air upgrade. Therefore ensuring and giving the customer confidence that they can buy from Direct up 'til that last minute.

So that really includes my remarks around Holiday. Now I'll turn it over to Grace.

Grace Nichols - Victoria's Secret Stores - President and CEO

Thanks, Sharen and welcome everyone.

So we're about to enter the most wonderful time of the year, Christmas. And Win at Holiday is a very important initiative at the mega-brand and at Victoria's Secret Stores. And what I'm going to do is really share with you what our strategy is and try to articulate a little bit about what's different this year versus last year as we enter and go through the holiday season. Number one, it's nearly impossible to have a great holiday season and to truly Win at Holiday if there isn't momentum going into the season. And that momentum has to be established from February through September. And our vehicle this year was the rollout of Pink. And that's going to be an important part of establishing and maintaining the momentum going into the holiday season.

As well as ensuring that our, that we are loaded with successful bra launches already established in the prior parts of the year.

So we've had some very successful bra launches, the It bra in March, the Body by Victoria shaping demi in August and the Satin Uplift bra in September. So we have the momentum of the very strong bra business that will take us and kind of raise the watermark as we go into the holiday season.

But that isn't enough. So we have to, in order to meet our very aggressive goal objectives we have to have, in addition to that momentum, we have to have a successful singular strategy that addresses Holiday.

And this year we've divided Holiday into three segments. And Holiday one this year in stores is focusing on Pink. So it will be the first holiday that Pink will be in all stores and really establish the gift nature of Pink.

And if you happened to be in the store last night or walk by the windows this morning, you can see what the Holiday assortment is as well as see the fact that we have a cute little gift with purchase, the little Pink woof-woof dog. So we hope that if you're interested in taking some gifts back home, and we think you should, that you would consider looking very closely at the Pink assortment.

In the Pink category some of the big drivers are really the sweat program, which is a colorful sweat pant and a colorful hooded sweatshirt, which is kind of a new, young, modern way to lounge around the house or to actually fall into bed.

Holiday two is around the new Very Sexy bra launch. And the Very Sexy sub-brand is an important sub-brand for us because it actually establishes our position in the marketplace in terms of very high share of market in padded push-up bras, important part of the brand.

But what we found out last year was there was a lot of territory for growth if we addressed a different customer and talked about cleavage without padding. And we felt that we left a lot on the table when we articulated that message last year. And we believe it brings even a new customer into the sub-brand with a new kind of glamour offering.

So we have a new cleavage without padding in two frames this year. And this bra launch has been tested. We had very good response to our tests. We're in an excellent position from an inventory perspective. And, as Sharen mentioned, we have an exciting television marketing and catalog campaign around this bra.

During Holiday two also is the time period, which falls into the Thanksgiving time period. And as Sharen mentioned, we're going to be able to catapult the strength of our assortment with a strong, first time ever, over Thanksgiving gift with purchase strategy. And I think Sharen will actually or I mean Sherry is actually going to show you a picture of what that looks like.

And then we go into Holiday three. And Holiday three is the month of December, up to December 25. And it's all about gifting.

And we intend to be even much more focused in terms of our messaging that we are a gift destination. We have substantially upgraded our packaging quality, both the shopping bag as well as the gift box, because if you're going to buy a gift from Victoria's Secret we want to make sure everybody has that sense of a very high quality and high aspirations.

We have also substantially invested in our in-store presentation. If you noticed the trees in the window, the trees in the front of the store, the boxes that are positioned around the store are all there to articulate and queue up that we are a gift destination.

And you saw the TV ad, which is the first time ever that we are actually going to run an ad on TV in the month of December talking about lingerie gifts.

So getting gifting into the DNA of our brand is very important from a long-term, strategic perspective.

We have also added a new category to our gift assortment, which is the Sexy Little Things boutique. And it, so this store is positioned in behind Pink and it is a selection of fabulous sexy panties. It's really targeted toward the gift customer. You don't have to worry about sizes. The price points are affordable. And yet you get all the high emotional content of buying a sexy little gift from Victoria's Secret.

So with that I think that we have, I've articulated our gifting strategy in stores and our Holiday plan. We're set to win. And this is the first week of our floor set, so there isn't really much to tell until next Monday.

And with that I'll turn it over to Sherry.

Sherry Baker - Victoria's Secret Stores - President

Well, personally obviously I am just thrilled to be...

(audio gap)

Sherry Baker - Victoria's Secret Stores - President

... takes the challenge and raises the bar even higher for what we're going to do to have record breaking increases, which I really believe we are poised to get. From a Holiday perspective in beauty, we really start out and we will set Holiday one this Sunday night for Monday with the launch of Basic Instincts, which will be our 17th new fragrance in the Prestige arena over the last five years. And it starts at a time when from a customer perspective there is a lot of holiday looking but a lot of self-purchase buying.

So the focus in terms of our offerings for Holiday one is a lot of enticing people with the wonderful things that are to come but really focusing on self-purchase with the introduction of a new fragrance. Basic Instincts is a lot about what Les talked about and also what Sharen and Grace talked about in terms of taking Victoria's Secret up in terms of elegance, sophistication, and quality. It is by far the most inspirational fragrance that we have done. The quality effectively (ph) does last, the decoration of box, I really hope when we get done you have a couple of moments to go and look at it. It is only available in Eastern.

So I compete with Sexy Little Things and some other Pink wonderful giftables that actually you just need to have all of it when you go home. And it's in the other room and you should really experience the fragrance, take a look at the package, and the merchandising and hopefully you will be pleased.

We believe in this very strongly. So much so that we have 35 million scented impressions of Basic Instinct that will be delivered in terms of samples. And sampling in general is something that I think we at beauty will talk about a lot more extensively go forward into the spring and next year.

We have a huge opportunity in terms of where we penetrate the mega-brand and where we could penetrate the mega-brand from a beauty perspective. So sampling at Victoria's Secret Direct or in Victoria's Secret lingerie stores is an amazing opportunity talking to women that have already bought into the brand but have not converted yet to the beauty part of it.

So it starts with Basic Instinct, amazing gift sets, a beautiful GWP, and what you see on the screen, which I would also suggest as a tiny little gift, is a $300 thousand Basic Instinct diamond choker. Appropriate for any and everyone in all of your lives. And you know, ladies, it's very fashionable to buy diamonds for yourself. So please keep that in mind as well.

Beauty, this is our first Fantasy gift and diamonds kind of work as a really good fantasy along with the fragrance and it is available through Victoria's Secret Direct along with the other Fantasy gifts, notably the Fantasy bras that we've done for several years.

The second area, if you will, that we move into in terms of beauty from a holiday perspective becomes Holiday two where we directly link up with what Grace was talking about or merely move into the Very Sexy arena and have all the gifts that we believe will entice, delight, and just make everybody crazy.

We've been very lucky at Victoria's Secret Beauty to really have innovation in texture items whether it's been shimmer brushes or roller balls or ornaments or all the things that - the ornaments that you see are on the screen now. Everything that we've done in this arena is more sophisticated, more glamorous, more embellished, and of higher quality than we've done in the years past, which is one of the ways we think we will win this year versus last year.

The most successful, the single most successful SKU that we have in our Holiday assortment is the Coffret. And we have taken Coffrets into a very important aspect of our brand strategy. And what this does, aside from the Coffret that was this last year was the single best selling SKU last year in the beauty assortment.

But what this also does is you're producing in the hundreds of thousands of these, which we are, is it is sampling every single one of your best fragrances. So they are beautiful gifts in wonderfully sophisticated containers that also bode well for sampling the entire Prestige line-up of our fragrances, which we think is obviously helpful go forward. Coffret, we've done color Coffrets. These are the Shimmer Brushes, which we also think we've made even more fun and interesting. And all of them, whether they are self...

(audio gap)

Sherry Baker - Victoria's Secret Stores - President

Move on into '05. The last piece of the strategy, if you will, for beauty relative to Holiday is really what both Grace and Sharen talked about, which is the incredible integration of beauty even more so into the mega-brand. I think whenever that integration happens beauty benefits in almost a distorted way from the other parts of the business. And the two programs that are record breaking for the mega-brand but really critical for us is firstly what you see is the lip kit that Grace referred to before. That is a free gift over the critical Thanksgiving weekend.

The fact that there will be three days of TV commercials that tag beauty, that generate awareness, that generate the trial in terms of all the people that receive it, the fact that it is channel neutral, that it really talks to the clients in terms of a one voice Victoria's Secret is both exciting and we think will be incredibly successful.

The next gift, which is on the screen now, is a Very Sexy gift that will be part, again, of a TV campaign. This time for six days in a very critical period in the first week of December when we're all thinking is this the happiest time of the year and waiting, waiting, waiting for everybody to come? So we're going to entice the right and help them come shop earlier with us and spend all their money at Victoria's Secret with this Bling-Bling purse and it samples color in terms of a lip gloss and also one of our very best selling fragrances, Very Sexy. So it's integrated thematically. It gives beauty...

So I think helps us in terms of identifying an opportunity, which was the first week of December before the gift giving frenzy really sets in, in terms of increasing transactions and get more people into the stores and obviously into catalog.

And with that, I would turn the rest of the beauty discussion over to my dear friend and co-leader, Jill Granoff.

Jill Granoff - Victoria's Secret Stores - COO

Thank you, Sherry. You've been such a great partner and co-leader in the short time for the brand.

As Sherry mentioned we are very, very excited about Holiday. What I want to share with you this morning as well are some of the things that we're doing to really push the envelope and accelerate not only the growth at Holiday, but the future growth of Victoria's Secret Beauty.

As Les mentioned, Limited Brands has really evolved. And we really have evolved into a consumer packaged goods company. And what that means is now over 70% of our sales are coming from beauty, personal care and lingerie. This means that we now really have to focus on innovation and speed to maintain and enhance our competitive advantage.

Innovation has always been a focus across the mega-brand. What I'd like to do is share with you a few specific innovation initiatives that we are undertaking.

First, we are working very, very hard to become a complete beauty destination. I think over the past five years our focus has been being best at fragrance. And as Sherry mentioned we are now launching our 17th Prestige fragrance.

When you add to that the assortment that we offer in Garden, we have about 30 fragrance choices in total for our customer. So while the department stores may have been flat in fragrance, we have experienced consistent double-digit growth in our fragrance category.

In addition to that we have been rolling out color. We now have color in 500 of our stores, side-by-side and freestanding. We will be testing color in the niches to drive growth there as well. But if we really want to meet all of our customer needs, we have to have a complete assortment.

And so this past July we introduced hair care both of So Sexy line and the Garden line. And hair, we're delighted to say, is very, very much resonating with our customers. It's going out with over 10% of transactions. Even more important, it's incremental to the shop.

Layer on top of that now skin care. We've changed our strategy with Aura Science. As you know we think the products are wonderful, very sophisticated, technologically advanced. By the end of this year we will have Aura Science products in over 300 Victoria's Secret beauty stores. So that if you think about Victoria's Secret Beauty, we really are becoming a complete beauty destination offering products in fragrance, body care, skin care, hair care, and color cosmetics so that we can provide for all of our customers' beauty needs.

Now another thing that we're doing differently is we are pursuing multiple pathways to develop all of these new and innovative products. In the past we have really relied upon our proven internal capabilities. What you will see more of go forward is strategic alliances with other companies and vendors where we can tap into their R&D capabilities, the technological investments that they have made, some of the patents they've achieved to bring new products to market more quickly.

And you will also see some third party brands where we really feel that we can attract new customers to the brand and also to enhance the cache and credibility of the Victoria's Secret beauty products. Right now we have initiated our emphasis in the color cosmetics category and we're testing several fantastic third party brands here.

First is Pout. This is really a sassy, innovative, British line from Covent Garden. It's very popular with a lot of the celebrity set. We tested it in 10 stores. The customers really loved it. The associates loved it. And we will now be rolling it out to 20 additional stores within the next few weeks. So we'll have 30 Pout stores in total.

In addition to that we recently began testing Zalia, which is a make-up artist line that is targeted to Latina women. This is in 10 stores as well.

And in a few weeks we will launch Medina Mulano , which is a sophisticated European make-up artist make-up line coming out of Italy. It is sold internationally. We will be the first to have it in the U.S. marketplace.

And we are also in the advanced stages of negotiation and exploration with other exciting third party brands. Really looking there in hair care and skin care categories.

Now I talked to you a little bit about some of the things we're doing from an innovation perspective and in terms of product. We're also working to create an innovative store experience.

And I think when you go to the store next door, look at some of the category headers that we have put up to really ease navigation throughout the store so that customers see that we're in fragrance, we're in body care, we have men's care products.

In addition we have changed how we present our product. It's much more denser so that every single square inch is a wow in terms of a story that we communicate to our customer. This should also help us drive productivity.

And in some locations we're testing new fixtures as well where you could have the third party brand and our own brands on the same fixture with both testable product and saleable product there.

And I think the last thing that we're doing that you've seen clearly out in Herold Square and in some of our other stores, we're putting beauty front and center, not on the side but right in the middle just as you see with department stores because we know it's an impulse purchase and this will really help create awareness and build beauty volume over all.

Next is some things that we're doing from an operational perspective and this really is focused on speed. We are really leveraging our Lobos tools so that we can enhance labor scheduling, performance management and, obviously, merchandise flow to the stores. All of this is geared toward really converting our traffic and driving top line sales. And these state-of-the-art tolls already have really enhanced our operational effectiveness.

And finally, as you have heard from all of my partners here, we are working more closely than ever to align and leverage the power of the Victoria's Secret brand both through an integrated client service model as well as coordinated floor sets and cross brand marketing initiative.

We are absolutely delighted and thrilled with our partnership with VSS and VSD and with that I would like to turn it over to Mark Weikel, Chief Operating Officer of Victoria's Secret Stores.

Mark Weikel - Victoria's Secret Stores - COO

Thanks Jill. Well our mission continues at Victoria's Secret Stores and that's really to build the dominant young, sexy and sophisticated lingerie destination brand. Part of that for us to engage and captivate our customers, to build long-term loyalty and through that deliver sustained value to our shareholders.

A lot of that work is really supported by an outstanding team that is steeped in the values of the organization. Some of that team is with us today from across the mega brands, so as you're through, go through the store as we finish up the presentation. Love to have you to get a chance to meet them and get their perspective.

This mission, it really is about building and strengthening our best at and win at categories while also driving innovation and new ideas into the brand. In fact, we would talk about Pink as a really good recent example of having innovation in our brand. We've been able to address a white space and really address and move in the marketplace and drive young new customers into our stores.

This is really about open innovation and open innovation is about generating ideas through any area and through multiple pathways. And today we have four pathways within Victoria's Secret Stores.

The first pathway is through our own design team partnering with our merchants to drive, expand and build our existing thee core sub brands to our stores, Angels, Very Sexy and always Body by Victoria.

Secondly, as you're aware of, Limited Design Services really serves as a skunk works organization vetting out new ideas like Pink and then working arm-in-arm with our merchants to bring those ideas to life.

Third, we continue to build relationships with third party brands. One of the relationships we've established over the last year we're very proud of is Chantal Thomass. Chantal is a very well known French line lingerie designer. We are ecstatic to have her sexy, exciting lingerie collection in our stores for Holiday. In fact, when we finish up there are some pieces of Chantal's collection in the next room in the Angel's room that if you get a chance you'd like to take a look at. It is really sexy, exciting merchandise.

Thus far we've rolled out this brand and others into select markets and we see positive results from this. And overall we believe there are a lot of opportunities to continue to develop these relationships and alliances with third party brands to bring innovation and ideas into our brand.

The fourth pathway of open innovation is open commercialization. This is really about working with private label vendors to develop ideas that we've been inspired by in the marketplace.

I think a great example of this is Sexy Little Things, which used to be called Panty Boutiques and is in the next room right behind Pink. This is a great example of driving innovation into the brand through an open commercialization pathway.

As we move into 2005 and start planning 2006, we plan to use all of these channels, all of these pathways to drive innovation and ideas into the brand. And part of that is really about growing and expanding and extending the power of the brand.

With that I'd like to invite Sharen to talk about VSD's innovation strategy.

Sharen Jester Turney

Thanks Mark. When we think of innovation at Victoria's Secret Direct we think about it in four ways. One, your product assortment, client segmentation, business commercialization as well as speed to market. And the first and foremost is the product assortment. And as you heard from both Jill and Mark, the four pathways of innovation, we do get to partner with Victoria's Secret Beauty and with Victoria's Secret Stores to be able to bring that innovation as well to Victoria's Secret Direct.

Along those lines too, in terms of some of the things that we do outside of that from a bra and intimate apparel perspective is that we do shop the upper end European market. And we do that to say are there some testing opportunities for us to do. We do not have to take a big inventory stance when we do this. We are able to get out to a multitude of people to say what is the aptitude for this product and does it have commercial value.

The other piece of it is too, those price ranges range from about 120 to 190 dollars for designed products. When you think about that compared to our 38 to 48 dollar product, it does create that umbrella and gives our product even a more credible promise of value.

The second area that I'm very excited about is in terms of our swim business. We do believe that swim is a natural adjacency to the bra business and to the intimate apparel business. We utilize the same kind of technologies. We actually leverage the sub branding opportunity and in terms of innovation, we view this in really three ways.

One is a really category dominance perspective. If we're thinking about being in the one-piece swimsuit business, Calvin Klein dominates that area. We buy Calvin Klein. Another opportunity for us as you see that we are actually expanding Pink and it actually caters to a younger client, what is that swimsuit to that younger client mean?

We have just finished our strategic partnership with Banana Moon who is really under the styles of France who also creates that lifestyle but from the swim perspective so that now we believe that we can offer that client from her total intimate apparel needs to her swimwear needs one piece of that.

The other piece in swim is, from each one of the segments that we have, Body by Victoria, Very Sexy we actually utilize branded people to come in to create that awareness and to give us credibility in a very fit specific category.

In terms of the apparel businesses, for the last two years we've been focused on one thing and that was fit. We worked with an outside consultant in terms of how do we create the best fitting pants. And not only do we want to do that, but from a consistence perspective as well.

And there was many learned from this. We found out from a grading perspective, when you grade

(audio gap)

--with a very quiet launch, we actually went full blown for this spring season. And within the spring season and what we're projecting to do in the fall, that pant will be four times larger than any pant or denim we've ever had in the history of Victoria's Secret Direct.

We're looking at leveraging that. We're actually saying now from a body type and body shape, how should it fit? And you will see us launching two more fits as we go through over the next year.

On top of fit, how does quality, how do we continue, not only do we have the right fit, but how do we enhance the quality? We spend a lot of time in terms of fabrication, what's the new technology that needs to be in terms of from the pants side of perspective. What are things that are happening from a yarn perspective, and really trying to keep out in front of that.

When you put that on the list of things to do, and then when you have over a billion dollar direct business and putting out 52 catalogues, the process just to get that done is you have to stay focused. So we felt the need to develop a business commercialization team that was really very well embedded into project management skills, that had some of the consulting expertise and MBA that could help us to go through and to say, what are the right things, how big are they, help us to prioritize those so that we could actually put them into the process that we have.

So we think that we have a, between the commercialization, business opportunity, the product assortment and then the speed to market, how do we become speedier about the ideas. And then not only about bringing the ideas into play, but once you've identified the idea, how do you maximize it? How do we have the flexibility to make big bigger? And that is really where the biggest opportunity for us to be able to do that.

The last piece is client segmentation. We talked about Body by Victoria, and that's the modern client. We talked about Very Sexy and that's the sexy client, and the glamorous and the young. How do we at Victoria's Secret Direct really address all of her needs from head to toe and how do we capitalize on that piece from the segmentation and not only get each one of those clients, but we all know we have different attitudes and different end uses and then be able to actually guide her through all of her end uses getting a better share of wallet.

By looking at all four of these things, we think this positions Victoria's Secret Direct to be able to continue to deliver sustainable, predictable growth and profit. Having said that, that's all of our formal remarks and now we'd like to open it up for questions and answers from you.

And I think they want you to wait for a microphone.

Operator

(OPERATOR INSTRUCTIONS).

Unidentified Speaker

Thanks, for Sharen or Grace, Les said this morning that he expects growth of the intimate apparel industry to actually accelerate over the next, I think, ten years. Do you know what's behind that thought? Any pressure on you as well?

Grace Nichols - Victoria's Secret Stores - President and CEO

The intimate apparel market has, I think, outpaced the growth of other apparel. And we're just anticipating that with more emerging competitors that the probability of growth is high. We actually look forward to that. It is an opportunity for us to really benchmark ourselves and refine our skills in terms of design and delivery of product to our customers.

Unidentified Speaker

Grace, can you talk a little bit about Casual Sleep? I know that's one of the biggest opportunities. Since the holiday season's a little weaker last year. But Pink has been on a run with the Casual Sleep business. How does that impact your assortments this year? Where's the transition? And then, on a completely unrelated note, when can we expect to see America's next top models at Victoria's Secret fashion shoots? You've got a great opportunity.

Grace Nichols - Victoria's Secret Stores - President and CEO

In terms of what is the importance of Casual Sleepwear to Holiday? It is less important today than it was 5 years ago. Okay, so we have built these sub brands s o that they can carry more of the weight of Christmas. SO that Body by Victoria has a point of view about Christmas. Angels has a point of view. Very Sexy has a point of view and what's new this year is Sexy Little Things, some wonderful aspirational pick up panties.

And we feel very good about Pink in terms of what its potential is as distinctively young and fashionable with a string emotional basis to it. So actually our plans are very aggressive in Pink in terms of what it will do for the traditional warm wear. But it's so different than last year. So I encourage you to spend time there.

We've actually been very conservative about our casual sleepwear business and we've reduced our assortment substantially from last year's twenty styles to something under ten this year. And each one of those like items is planned very conservatively. So we do have aggressive plans for holiday and we're well positioned.

But we have diversified our strategy in terms of what it means to have a successful holiday. And the momentum that we had going into October last year was not the momentum that we have going in this year.

Operator

I think we have time for maybe one more question. But we want to be sure to take one more question so you have time to tour the store.

Unidentified Speaker

I know you've done a lot to integrate the brands into one whole. But one area that's still, I think, perhaps a sore spot with some consumers is the inability to return Victoria's Secret Direct product to the stores. I'm just wondering whether, you know, any of your views have changed, whether you've got initiatives underway to look at that, whether there's been any change in perception from the customer's standpoint about how they feel about, you know, that particular inability.

Sharen Jester Turney

We keep our pulse on that subject a lot. And no, we really haven't done anything to change our minds. It is absolutely, when we talk to the customer, it is not at the top of what they are concerned about or what their needs are. So at this point in time, we continue to review it and we feel like that it is not affecting the business at all.

Operator

Okay, with that we thank you for your questions and we want to give you time to tour the store and we'll make an announcement when it's time for you to go ahead and move to your next tour. Thanks.

(Break)

Operator

(OPERATOR INSTRUCTIONS).

We'll begin with Ken Stevens, CEO of Express and Paul Raffin, President of Express.

Ken Stevens - Express - CEO

Oh boy, so, I'm Ken Stevens, CEO of Express. This Paul Raffin, President. And what we'd like to do is I'm going to give you a very brief overview of the agenda. So that I'm going to tell you what we're going to tell you and then we're going to tell you and then we will tell you what we told you and then we'll have time for Q&A after that.

So, just in terms of the overview, we're going to talk a little bit about the history of Express because I want to make sure that you have the context for what you're hearing and just to remind everybody, get everybody on the same page there.

We will briefly discuss the leadership model at Express that Les briefly mentioned this morning. Paul will take us through the change agenda for Express and the new brand vision. I'll bring us up to date a little on some progress to date and Paul will close with upcoming plans for holidays. And then, as I mentioned, we will end with Q&A. And just once again, as a reminder, this is a web cast so when you ask your question, we'll ask you to wait for the microphone.

So first of all, in terms of a very brief history, as you know Express has been around for over twenty years, really targeted and actually now probably the largest specialty apparel chain focused on younger consumers, both men and women.

Now, as you recall, in 01 we merged Structure into Express and began redefining ourselves in a, as a dual gender brand if you will going through that kind of consolidation.

As you also know, and we painfully know, since 01 our performance has been inconsistent at best. We have been struggling with the definition of dual gender and then how to execute that as well as really experimenting and exploring what is the appropriate brand strategy for a dual gender brand of this type.

I think you also know that in the fall of 03, so now fast forward to about a year ago, we really began to gain some traction on this evolving strategy, increasing our focus on pants and on wear-to-work products. And Paul will spend a lot more time talking about that.

And then fast forward even further, in March of this year Michael Weiss, long time CEO of Express, retired and the new co-leadership model at Express was created. As many of you may recall, last year I was sitting in this seat in the BBW store, as president of BBW as part of a co-leadership model there with Neil Fiske. In March we created the co-leadership model at Express and Paul and I became the co-leaders at Express.

Just as a reminder, Paul's background is extensive in apparel merchandizing and marketing and design with companies like Bloomingdale's, Le Cog, J. Crew and obviously Express. My background is with companies like General Mills, McKenzie, Pepsico, Bank One and as I mentioned, Bath and Body Works before joining Express.

We divide up our world in kind of direct and shared responsibilities. And from a direct standpoint Paul is responsible for merchandizing, marketing, design and visual merchandizing. And I'm responsible for finance, stores, HR, planning and allocation and sourcing.

And then we really share responsibilities for brand strategy, organization and culture. And I think if you peek through the window at how Paul and I work on a day to day basis, what you would see is a lot of collaboration and a lot of dabbling in a lot of things that aren't strictly defined by those direct reporting responsibilities.

So now what I'd like to do is turn it over to Paul to spend a little time talking about our change agenda.

Paul Raffin - Express - President

Thanks Ken. and good morning to all of you. The change agenda is quite aggressive here at Express in that we are at the very beginning of a turn around after three years of inconsistent results.

We are repositioning the business for consistent growth primarily in three areas. First, elevating and bringing to life the new Express brand; secondly, providing a preferred shopping environment in primarily dual gender stores supported by sophisticated and integrated marketing programs; and thirdly, improving our core process and talent base to improve productivity and accelerate profit growth. And Ken and I are going to speak primarily to the first and third items this morning.

So under the topic elevating and bringing to life the new Express brand, the vision for Express as a new brand as opposed to a store, and this is a transforming moment for us, is to become a young sophisticated fashion brand that is the destination for both work and casual wear among fashion forward young men and women.

And this vision really rests on four principals; first a distinctive and differentiated point of view emanating from our New York based design studios. And much like other brands in the enterprise as you've heard where there's an open system for ideation that harnesses the power of third party arrangements, we do have multiple resources working on behalf of the Express brand as well.

Secondly, great fitting pants; a clear distortion strategy and we'll speak more of that in a moment; third, a complete wardrobing for work, going out and casual and fourth superior product quality. We have not had quality as one of our hallmarks in the past and we've put a big emphasis upon investing in quality that surprises and delights our customer from raw materials to the workmanship in our garments and really a very heavy investment there.

I'm going to speak in more -

(Audio Gap)

-- We are going to present a unique customer proposition. We've adopted an integrated product marketing and service strategy that we refer to as the Express Design Studio. In 10 of 03 we launched, we actually tested this concept in about 17 stores. We got a pretty good response, went to an 80 store test this past spring and on the basis of that traction we launched the whole company in fall of this year.

And as many of you know and we know, the successful repositioning of a brand of this size takes time. And it takes time to get the story, this new Express Design Studio story, embedded in the minds of our customers. However we do have some positive early signals that this differentiated designer point of view is beginning to register and register in a very positive way.

So referencing a couple of those trends, our consumer panel data that we basically compile quarterly indicates that customer perceptions of Express as a sophisticated brand are increasing.

Additionally we conducted trunk shows in 3 cities this past fall that featured real designers from our studio in those markets where our customers could actually meet with those designers directly. And the feed back we got from exit interviews was very positive regarding the opportunity to meet these real designers and the business during these events was positively impacted in those markets. So we're playing this kind of an approach out in addition to lots of other tactics.

And lastly, we have seen a significant increase in media references that really validate the fact that this story is a compelling one, and are very much honored by the fact that Express held a position on the Oprah Winfrey show, the opening show of the season. Express was the featured store and in a subsequent endorsement, which Oprah is in a sense the queen of endorsements, we were featured as well.

We've also had a recent major editorial feature in Men's Health magazine focused on the men's side of our brand. And perhaps the ultimate compliment coming really today in the form of Vogue magazine, the November issue of Vogue that is hitting newsstands as we speak contains an editorial about Express.

And it's a story about the fact that our design team traveled down to Brazil, to Rio and other points within that country on a research and development trip. It is an article that we're very, very proud of because Vogue, we feel, is probably the most validating publication -

(Audio Gap)

-- (inaudible) is our gift to you. In addition to-- there's a Glamour magazine in here featuring another article about one of our design team members and her personal sense of style and a beautiful hand knit Italian scarf.

Ken Stevens - Express - CEO

What I forgot to mention about Paul's background is he used to be with QVC. That's why - (Laughter)

Paul Raffin - Express - President

I'll get to that panini maker in second, alright? But we certainly want you to take this with you and Ken will speak more a little later about the high quality PWP/GWP technique that we're using to replace some of those more promotional tactics we formerly used.

So we're really gratified by things like mentions in Vogue and Oprah Winfrey and we think this story is, again, at the very beginning and showing signs of traction. Our goal at Express is to become the pants destination for our customers. And you may question, why pants? We believe that the focus on offering a predictable fit with a consistent sophisticated fashion perspective is going to ultimately drive more consistent growth.

This view has been validated by customers spending patterns and the results I'm about to share with you are very encouraging. We know that pant buyers spend significantly more per transaction and more per year than non pant buyers. Actual spending results for Express women's and men's pants buyers over the last year compared to non pants buyers show the following: average dollar sales or ADS rates are up 50% to last year. Total spend per customer is 200% higher than non pants buyers. So this is a very strong, a sweet spot, of our entry point to the brand.

To date we have focused on successful introductions of one new pant fit in women's and one new pant fit in men's, the Editor and the Producer respectively. The results so far on these items have been very encouraging.

Led by the Editor pant, the women's world in pant category is trending to over 250 million dollars in total sales annually, up over 50% to the run rate of 2003. And as Les made mention earlier, we're on track to sell just over 3 million units of the Editor pants this year. We have aggressive plans to ramp that up even further.

On the men's side of our business, the dress pants business is trending to over 45 million which is up 30% compared to last year numbers. So again the distortion strategy is working and we know that we're just at the very beginnings of scratching the surface on this opportunity.

Based upon customer database and market research we know the following: in total, wear to work pant buyers within our brand account for only 17% of our customers but produce 42% of our sales. So the 80% of our customers that have not yet purchased 1 wear to work pants such as the Editor represent a tremendous opportunity for conversion.

Forty percent of the pants buyers who have tried one of our pants have only purchased one pair. So we have a huge opportunity in repeat purchases, again within people who are, or customers who are experiencing the brand. And additionally, one of the larger opportunities we also have is to expand our vocabulary of fit to accommodate a wider array of customers as we roll out additional fits beyond Editor and Producer.

Ken Stevens - Express - CEO

Now the third initiative in our change agenda is improving our core processes and talent base to improve both productivity and to accelerate profit growth. And I'd like to share some progress that we're making on this front as well.

We are in the process of making some significant upgrades in talent including the recent addition of new Head of Stores Gene St. Pierre who's in the back in the pink mohair jacket who joined us in May from CVW as well as a new Head of Brand Development which is a function that will have, does have brand strategy, CRM, customer and competitive patterning activities in it as well and that individual who's certainly thought of well in the consulting world.

We've introduced a new customer-based brand planning calendar. Now you may have heard about this. I think we discussed this last year at BBW and maybe they talked about that again this year. This is a forward-looking calendar where we can go out 12 to 18 months and decide what we want to do in the business at a particular time during the year that is directly linked and driven from what's in the customer's mind from an emotion state and a mind state and be consistent with what's going on in the environment and in the world rather than us driving from when we have something ready but rather what is on the customer's mind. It allows us to plan out much more in advance.

We've also begun working with our senior management team on culture change, team building and individual leadership because we know as we drive change through the organization there are a number of behavior changes that we all need to make and we're working on getting those done.

Then, as most of you probably read, last Tuesday we began implementation of a major process redesign effort aimed at improving both efficiency and effectiveness in core activities and ennobling us basically to focus on our highest priority activities and growth opportunities such as pants that Paul mentioned.

So in terms of the actions we've taken thus far, first of all in the redesign we eliminated lower-value activities which in part resulted in the elimination of over 200 positions in the Columbus home office, in our New York offices and in field management, not in the stores but in field management. And as a result of those position eliminations about 140 associates were displaced.

We're just beginning the implementation of a number of process changes that go along with this. And as this implementation progresses we expect to realize both efficiency improvements as well as effectiveness that go way beyond, frankly, any dollar savings associated with the elimination of positions.

At this time, since we're still inside a quarter, we really won't comment on the impact and we will do that when we talk about our quarterly earnings, whenever that is, later in November.

In terms of current progress to date, we would say our progress in 04 we would call measured. We call it measured because number one we were actually measuring it and number two because we know it could be better.

And just to reiterate Paul's point, if our turn around was a movie, we have just seated the audience and are beginning to roll the preview. And so we know we're right at the beginning of everything that we have to do from a turn around standpoint.

Having said that, just to remind you of second quarter and spring season results, we did have positive comps for the second quarter and for spring season. And that was plus 3% for quarter 2 and plus 2% for the spring. And in that spring season, men's generated the majority of the growth and women's was basically flat.

And also of note is that in the second quarter we more than doubled our profit level from the prior year. And just to emphasize, Paul and I are basically profit hounds and one of the things that we know is that we need a significant increase in the profit level of this business given the size of the business.

In terms of fall results to date, as you know August and September sales results were below expectations. While having said that, we are continuing to see solid growth in wear to work products, particularly on the women's side of the business. Wear to work woven pants, jackets and sweaters are all generating significant sales increases over last year prior to the start of our volcanic sales event.

And just to remind you, last year we ran a volcanic event that started September 25th and went all the way through the end of October. It was 30 days long and it bridged 2 months. This year our volcanic event started on October 6th and ended on October 17th. It was a12 day event within one month.

So to really make sense of comparison, year over year comparison on September and October you have to look at the 2 months together. And since we're not yet finished with October, you'll have to wait a few weeks before you can actually make those comparisons make sense.

The one thing to note is that our September comps leading up to, before we started laughing, last year's sales were actually positive in the low double digits which was an acceleration of our August trend.

As part of the evolving marketing strategy, one of the things Paul mentioned was the tote. And that is really a piece that we are using to show that we're using direct mail in a very different. So historically we used direct mail to deliver discount coupons to our customers. Now we're using direct mail to deliver, essentially, invitations about the elevated brand.

And so, for example, we're using totes and bags as TWPs and GWPs to drive traffic into the store and we're really encouraged by the results there. We have above average incremental sales and profit on these promotions with an ADS in the 120 to 150 dollar range which is about double what we normally do without a redemption like that.

So, and then finally, our first holiday floor set began this week, which Paul is going to take us through.

Paul Raffin - Express - President

We're very excited that we have launched holiday at the beginning of this week full chain. So the eastern store you see here is not a one off. We have holiday around the country and that has begun this week.

We believe we have a significant opportunity to drive sales growth by better communicating gifting opportunities to consumers, both for themselves as self-purchase and for their loved ones.

Express has not historically been known as a gifting headquarters. In fact, historically we've treated the holiday season as one heavily promotional event that has not made an emotional connection to gifting with the holiday, gifting and holiday with customers.

And this observation is evidenced by the fact that we have a relatively low penetration of sales in December compared to other specialty retailers. So we think we have a terrific up line sales opportunity by repositioning the holiday selling season and the way in which the brand addresses that period.

I think, as you will recall, a year ago, although we had stopped our in store promotions and heavy up direct mail promotional campaigns, fast cash, gift certificates, all of that. We stopped that. We still went into the fourth quarter and the holiday period in a very heavy promotional mode, basically bailing on an assortment that was not working, a lot of red signs hanging in windows featuring sweaters at $19.50, clearly not our proudest moment.

We have entirely restrategized the opportunity we have for holiday as you'll see in the store today. But it is important to note that we had these promotions kind of droned on in the months of November and December. Sweaters that are 40% off went on for 3, 4 weeks. Our major semi-annual denim event started on December 10th with a TV advertising campaign that kicked it off and drove a lot of sales volume for 3 weeks during the December period.

So all of that is something we're coming up against. However, we plan on investing in marketing and other mechanisms to drive transactions this holiday season. And most importantly we're moving toward a more focused and elevated assortment together with integrated marketing campaigns to support that.

This customer centric approach that we're taking for holiday as embodied in the brand calendar that Ken mentioned is really aimed at delivering an integrated merchandise marketing and selling effort to take advantage of this holiday opportunity. And we divided the season into 3 distinct phases based upon the mind set of how our customers approach each of those phases.

The phase that we're in right now clearly is more of a self-purchase mind set. So, very sophisticated, brocade pants paired with Cashmere sweaters, silk chamois, cami's etc cetera much more of a spirit of self-purchase while registering with those customers the fact that they can come back and see the store as a gifting opportunity as well. And we will shift more into that gifting opportunity as the season wears on.

The internal marketing or merchandising handle was really one of everyday luck. We believe that our customer wants to be treated to accessible luxurious items that don't represent huge investments. And yes, as you tour our store you'll see $400 Kashmir sweaters. Those are very lightly bough to set a cache and kind of halo effect around other gifting and self-purchase opportunities that are clearly lower priced.

The major method that comes through form this internal merchandising strategy that we're conveying to the customer is hanging right behind me. And that is gifts designed with love from the Express Design Studio. Once again, that idea of that highly differentiated designer point of view coming through in the Christmas campaign. And all of our direct mail and marketing efforts will consistently reinforce this.

Additionally, Ken and I are very excited by an opportunity that, quite honestly, he helped provide some education to us on and that is our gift set opportunity. As you know Bath and Body Works has a huge gift set business on a year around basis. We have borrowed a page from that success and we think when you see the gift sets positioned in both the men's and women's stores you'll agree that it represents an incremental opportunity to further enhance our brand and the perception of it as a gifting headquarters.

From an apparel perspective the key growth drivers for the season will clearly be sweaters. We know that we can't win at Christmas without winning at sweaters. And where as in the past we had a promotional view of a $29.50 sweater business and worked backwards to see what kind of yarn and knitting we could afford at that promotional price point, we started with an entirely clean slate.

We started with a view of what kind of quality would we be proud to both give and receive and worked from there. So it's an entirely elevated assortment. A lot of artisans, hand knit, really beautiful products that people will be proud again to give and to get. And that will be a key driver for holiday.

Additionally, focusing on the wear to work pant assortment, we have a concept calle Fancy Pants which takes the Editor into all kinds of lateralized fabrics and treatments that are simply beautiful and an analogous opportunity on the men's side in both pants and related shirts.

So this floor set just rolled out a few days ago. We don't have any reads to share with you yet, but we're very, very optimistic that this repositioning of holiday as a key gifting opportunity for the brand is clear concise and a big, big opportunity for us in sales.

I would say in closing once again that Express is at the very beginning of a turnaround and that we are looking to reverse 3 years of inconsistent and unsatisfactory financial results. We're repositioning the business for consistent growth in 3 key areas.

Once again, elevating and bringing life to the new Express brand, providing a preferred shopping environment in predominantly dual gender store supported by sophisticated integrated marketing programs and improving our core processes and talent base to improve productivity and accelerate profit growth.

And I believe what we have here is a company and a store that is at the very beginning of a compelling story of transformation. And at this point we'd be happy to take any of your questions.

Oh, I'm sorry. We're on web so we need to mic you.

Unidentified Speaker

I've got this one that was asked this morning but not answered.(inaudible) elevate the quality and (inaudible) that maybe don't belong there any more. And one comes to mind in our back yard, the White Plains Store Galleria, being in that mall versus being in the Westchester. And I'm guessing (inaudible) importantly. And then also I noticed in here you said (inaudible) brand. Can you talk a little bit about (inaudible) there's no catalogue, no internet (inaudible). Everybody is out there. Where are you guys on that (inaudible).

Ken Stevens - Express - CEO

Okay, repeat the question. The first question is really about real estate strategy and what locations are appropriate given the elevation in the merchandise and the second question was, and I'll paraphrase here: how can you call yourself a 360 degree brand when you don't have a catalogue and you don't have a web site where you can buy merchandise? Is that a fair representation? Great and you're not on QVC.

So the -

Paul Raffin - Express - President

We're in Vogue. We're in Vogue.

Ken Stevens - Express - CEO

We are in Vogue. The first on the real estate strategy, we look at this in a couple of different ways. First of all, as you know we're in the process of converting this system basically from men's and women's to dual gender. And (inaudible) dual gender stores which represented almost half of our volume. The - we are basically going on a mall by mall basis looking at this, and will make the determination of where is appropriate, and where isn't appropriate.

We expect over the next three or four years to end up with about 700 stores, because you're taking, in many cases, a mall that has two stores, one men's, one women's and converting it to one store, duel gender, which is why you have the reductions in these stores. So, if there are approximately 1,200 malls in the United States, and we have about 700 stores, there are going to be 500 malls that we're not in, for the reasons that we talked about.

The one caveat, I would say is that, from time to time you run into a mall, and I wouldn't necessarily say that in Westchester is where this would be, but for example in Wilmington, North Carolina you can be in the best mall there with your store, and literally be the best store in the mall, and actually do quite well. So that's why you really have to look at in on a mall by mall basis. So, I can't speak specifically to your examples, but we are looking at it on a mall by mall basis.

Unidentified Speaker

And as far as the 360 degree experiential brand factor that you referenced, it's actually a couple of different phases. First and foremost, from the time the customer enters this front door, to the time she or he purchases a product from Express, every customer contact point from visual merchandising to product to the sales service philosophy and mechanisms has got to be with an eye toward elevated sophisticated experience, and a lifestyle that resonates with him or her.

That's the first phase, and you've got to get our brick and mortar experiential positioning completed. Then, we agree there's an opportunity down the road for e-commerce, catalog, other channels of distribution that can further enhance the brand. So it's first things first.

Unidentified Speaker

Can you talk about what drove the profit improvement in second quarter? Were there any things that you didn't change the business, and that can carry forward to help second half results into '05?

Unidentified Speaker

Yes. So the question is what drove profit improvement in the second quarter. One of the primary profit drivers was better management of mark downs, quite honestly. And we are learning a lot more about our pricing. We don't know enough about our pricing, frankly, and can get a lot better at it.

And are actually exploring some tools that some other companies are using to get a lot better at price optimization, margin optimizations and so forth. But I would say, you know, my comment earlier about the profit hound comment is, we are extremely attentive to key drivers of profitability. And in a case like the spring season, which is obviously a lot more volumes, you know, than later in the year. Our ability to really pay more attention to mark downs makes a very visible difference.

Unidentified Speaker

Yes. And I would add the assortment architecture aspect of our business has been reengineered. So, a total key rationalization program was basically launched for spring, and so rather than have a heavily fragmented assortment, containing a lot of non-productive choices that were hit or miss, and that generated a lot of mark downs, we focused in on the a key part of the assortment which generated a heavy penetration to total sales, and profitability, and reduced the balance of assortment that, frankly, was just a roll of the dice.

I think that program in place this spring really produced results.

Unidentified Speaker

Thank you. Early this morning Les talked about basically reviewing the apparel business within a one year time frame to see how it's progressing. Now I know that you talked about essentially we're sitting on the top line right now in the turnaround phase. So, how would you measure and how would you measure success a year from now? What type of things should we be looking for?

Unidentified Speaker

A year from now if the success would feel like, at least a five percent compounded annual growth rate in the sales line with commensurate increases in operating profit. We want to see compounded annual growth rates on both of those measures really set to ramp up. The brand has been, because of the inconsistent past few years drifting on both of those measures. A distortion strategies within the pant area that we mentioned are absolutely a mission.

We want to have established a clear and well communicated strategy on both sides of the brand. The editor is actually a phenomenal set. As we mentioned, the men's pant we think we've got additional opportunities there, and both brands or both genders where we can ramp up the pants opportunity. The integrated marketing approach, I would think we would look for something that resonates a bit more clearly. And a good brand story, that at the very beginnings of telling really feels like it has traction with our customer.

And ways in which we could measure that, and metrics that we'll use in terms of customer perception, recognition factors as well, we would look to as measures that would all flash with a positive on those meters.

Unidentified Speaker

We only have time for two more. We'll have some time in smaller groups.

Unidentified Speaker

Thank you. Two questions. One is, I'm not sure how the math works, but when you talked about the pant business, I think it was the women's business was up 50% higher, and the men's was up 30%. Your comps have basically been way up with those numbers low single digits at best. Could you talk about what's, you know, what's happening in the other businesses?

And you're view on that, and then secondly, with a lot of competition out there in the segment that you're going after you've chosen not to do external advertising apart from the direct marketing. Historically for other's that's been a very effective way. I know The Limited's view on that has been not to do that, but you're thoughts on why not to do that, and when it might be appropriate to do it, would also be interesting to hear. Thank you.

Unidentified Speaker

We have an opportunity - here's the first part of your question. When we launch, whether it's nationally or EDS if you will, in women's, in late July and August, we basically launched over a time period that has historically been all about back to school denim and casual wear.

And we made a conscious decision to set that projection, that being the wear to work projection forward, in our stores for our brand, in order to make that launch happen. I think in retrospect what we would say is, we probably could have changed the balance a little bit, in the stores to have a little more casual than denim balance at that time of year, and take advantage of the customer modern set, and the customer motion set.

And so we know that is a do better. We also know, that we have an opportunity to, in fact elevate the casual merchandise to the same level that you're seeing in wear to work, and that's true in both the men's business, and the women's business. Do you want to take a second?

Unidentified Speaker

Yes. As far as the advertising question, because it does come up quite frequently. (inaudible) We are - everyone wants this advertised. We know we have a very compelling story here, and getting that message out to wider arrays of customers through advertising, seems like a logical step.

The first step in our estimation is, to be sure that our house is in order. Be sure that we have addressed what Ken just talked about, which was the casual side of the business needs to join the wear to work side in posing the same level of sophistication to our brands, so we feel as though it's a comprehensive, and complimentary package.

Additionally, we are using other techniques right now that may in fact be more effective than just blasting away with a media approach for prospecting new customers, gaining repeat purchase from our existing customers, and conversion from those customers who have yet to experience other products in our store. So currently, you know, every time a new duel gender store opens in the market, for us it's a media event of sorts.

Whether it's a trunk show or direct mail that supports that opening, these are beautiful stores. This is a major and capital investment in a new suite, and we are using those, in a sense as a marketing opportunity. The direct mail and CRM campaigns are ramping up.

So will we advertise someday? I'm certain that we will, but probably not ready for it just right now. One more question. We have time for one more, I think. If there is one.

OK. If not, what I'd like to do is introduce a couple other people from Express who will be around the stores as you wonder around. Over here on my right is Derrick Ungless (ph). Derrick will be in the men's area. Derrick is head of marketing. If you move around the room in the back there is Dirk Montgmory (ph) is our CFO. Next to him is Jeanne St. Pierre (ph), as we mentioned, and then we also have the addition this time of Andrew Nag (ph), who is our head of design and he will also be in the women's area.

Unidentified Speaker

We're going to have about 10 minutes in the store, and then you will move on to your next presentation, the White Barn Candle Company, which is just a few stores down. You will be boarding the busses on the other side of Easton, through Easton Town Center. And Christie (ph) and Jason (ph) and the crew will get you to the busses on time. Thank you. Oh, and don't forget to pick up your tote.

(Meeting Break)

Unidentified

Good afternoon, everybody. Welcome back. We're ready to get started with the afternoon session. I hope you all enjoyed the store tours.

A couple things before we get started. I want to encourage everybody to please eat the chocolate that's on your table if you haven't already done so. Because otherwise we'll end up with a bunch of it back in our office, and that's not going to be a good thing. So, eat up!

And also, I need to repeat my safe harbor statement from this morning, and remind you that because we're in the midst of the tender offer period, we are not going to be discussing any financial information that we haven't already previously reported.

This afternoon we're going to hear from a panel that's focused on ideation and innovation. And with that, it's my pleasure to introduce Vice Chairman and Chief Operating Officer, Len Schlesinger.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Thanks so much. I hope you enjoyed lunch and certainly hope you enjoyed getting to see at least the fruits of our labors in the store tours this morning. And certainly hope that you've come back believing that it's beginning to feel a lot like Christmas.

What we want to do this afternoon is a little bit different than what we've done in prior meetings, in terms of the ability to be able to reflect on some of the things that you heard in the overwhelming majority of the store tours this morning.

To the extent that you paid attention to the words that were being kind of laid out by the various brand executives, you heard phrases repeating things like this morning of open market innovation. You've heard about speed to market. You heard about third party brands. And you've now begun to hear about all of these ideas, across all of our brands, being carried out in a variety of different ways.

All of these things, rooted and reflected in Les's comments this morning, about the changing nature of the retail market, that in fact dictates and supports a logic of productive innovation of products that are better products that come to the market more frequently and have more compelling characteristics that need to be introduced at a level of 300% to 500%, the rate in which they've been introduced in this business in the past.

That's simply a function of the capabilities that have evolved among mass and other retailers. OK? To emulate the shop and copy logic that was introduced by Leslie H. Wexner in 1963. So, the Lord giveth and the Lord taketh away. And that in fact now, 42 years later, we have become a major provider of original content to the retail landscape.

So much so, that we're willing to redefine ourselves as an upscale packaged goods company that controls channels of distribution. And really put an emphasis on our product development capabilities that in some respects is allied with, and now precedes the emphasis we place on being a retailer.

So, it's a figure around things. So, we could define ourselves as a retailer that develops a lot of its own product, or we could begin to shift the definition to basically saying we're a packaged goods company that controls its channel of distribution. And we believe it's more than a semantic distinction involved in the differentiation that we're trying to play here.

But if you're going to define yourself as being a packaged goods company of some substance, regardless of the channels of distribution you use, you've got to be able to understand how to bring profit - to market, and how to bring new ideas to the marketplace rapidly and effectively. And to that extent, the history of this company in that arena is actually, quite a bit less than the history of many of the large institutional packaged goods companies that we might be comparing ourselves to.

It was only in '92 to '93 that we began to come to grips with the transition to brand. As shop and copy and speed sourcing really played out its string, and the margin began to erode in this business. And Les articulated the logic of the shift to brand. And it was in 1995 as part of the shift to brand, for the first time in the history of this company, at least that Les can remember, we hired a designer.

So, from 1963 we had a few fashion coordinators and stuff like that. People that fancied themselves as designers. But, from 1963 to 1995, this company grew without employing a single professional designer. And around 1995 to 1996, Les met Marie Rao. And the rest is history.

Marie Rao begot a generation of designers inside the organization. Design studios across all of our brands. And then was able to team with two very talented designers -Limited Design Services - Wendy Goldman (ph) and Jed Crisella (ph) who are here today. Wendy (ph) and Jed (ph), do you want to stand? Everybody wants to see you.

I have a contest if any one of those names I get, I get 50 bucks for the United Way Campaign. So, if any of you are feeling needy and would like to stand up and applaud, it's only 50 bucks. So, just let me know.

But really teamed up with them to not only - to not only provide center support for the design activities that were emerging in the firm, but to build a center of capability of her own. To actually do the same kind of work that was being supervised, in a skunk works fashion, and then ultimately, to be able to support Les in his endeavors on the creative team that we'll be talking about.

So, what you have here is an evolution from the hiring of a designer to the building of internal design capabilities across all of our brands through the NPR (ph) process - that you know and we've talked about over the last six or seven years - to the recognition that the NPR process, and the internal design teams in and of themselves are simply inadequate to the task of being able to generate as much productive innovation as it requires for us to be able to continue to thrive and flourish in the marketplace.

And therefore, we had to augment the capabilities that we already built in these brands over the last seven or eight years around design with other ways of being able to commercialize product, bring it to market, and find great ideas.

What we're going to be talking about here this morning is, the process of being able to discover how to find these great ideas, and how to bring them to market through four very different sets of eyes.

The first set of eyes you'll hear from are Leslie H. Wexner's. And Les will really be able to walk through from the perspective of an enterprise CEO, how he used the process of establishing a creative team and using the resources of Limited Design Services, and a bunch of other creators, in the store design and construction, in the visual organization, in the marketing organization, in the merchandising organizations, and in the brands, to begin to identify new white space opportunities, and to bring these ideas to market in partnership with our retail brands.

Then, we'll hear from Neil, who will be talking to us as a brand CEO. Talking about how all of these processes either (audio gap) support his ability to bring product to market, and how he engaged with the support resources of business commercialization personified by (audio gap) the categories to market, and a retail concept to market that you have the opportunity to (audio gap) under the guise of the Creative Team, and the processes (audio gap) boundaries and functional boundaries, spanned all of those boundaries to assist in the process of bringing two great product categories to market Tutti Dolce (ph), which we'll be talking about, which you all had the opportunity to see in the Bigelow Store and in the Bath & Body Works stores and the Henri Bendel Home Fragrance and Personal Care Line.

Then what we'll do after this panel is, open up to any questions that the audience might have about anything. So, I'll serve as a moderator for any questions that get raised by the issues that were addressed in the context of this panel, as well as for any other questions that you might have for Ann or the brand leaders that you had the opportunity to interact with this morning. Or anything you'd like to ask each other. And we'll endeavor - we'll endeavor to moderate that for the last half hour of the meeting before we bring it - before we bring it to a close.

The most important thing to get to in terms of providing the - that's not what I want. What I'd like is a slide that looks like pathways to market. I won't touch anything because it will increase the probability that that will happen.

What I want to do is just make sure that you have an understanding of the various kinds of pathways to the marketplace that our colleagues talked about at Victoria's Secret in their presentation, and its application to the portfolio business opportunities that we have.

So, as I said, Les will have the opportunity to talk you through the process of the center creative team and we'll talk a little bit about how that linked up to Pink and Express Design Studio. The Limited Design Services Organization has gone through its own metamorphosis, and we'll have the opportunity to talk about that work.

We have dramatically escalated our ability to work with outside partners. First, by buying off of existing lines. And that is, in essence in some respects a repeat and retreat to both shop and copy, as well as buying from the open marketplace as well as, the kinds of co-development partnerships that Les talked about this morning, and that Neil will be able to talk to in some detail in terms of the structure of the relationships that brought us to the CO Bigelow product line, and retail concepts as well as La Couvent, Des Minimes, and the relationship with L'Occitane that got us there.

Finally, we have regularly talked when we had cash, about the ability to put that cash to work in a variety of different forms in terms of partnership opportunities that existed with product companies where we were perfectly comfortable engaging in relationships that involved equity participation up to and including acquisitions. And we remain very much in that mode today as well.

There aren't deals at this point that we're willing to talk about to this group, but we remain very much interested in that and believe that we have plenty of capital to be able to play in that marketplace as well. So, that being kind of the basis of the introduction to the panel this afternoon, let me turn it over to Les.

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

Thank you. The notion of having, you know, invented a business that was shop and copy where all of the merchants were creative in some way in knowing what to shop and then how to copy it. And then coming to grips with, we should be a brand, and brands are held to higher standard of quality. And those qualities have to be consistent across products, if you would, a single point of view.

And that we weren't going to shop and copy, but we should be creating original content because that was the pattern that we saw and you saw of the most successful brands. And that the moderate businesses or if you would, moderate -truly moderate brands were failing. They were being cannibalized by guys at the bottom.

And that the opportunity was in mass deedge (ph), which is where we view our brands. All of them where we were trying to go. And so the idea of them putting design in the brand, which was a good idea and I think got us from where we were largely to where we are, created some problems. And they were problems that came from our own inexperience.

Let me see if I can give you an analysis. Richard Meier is a wonderful architect. He did the LA Museum. The Getty LA Museum, and he's done a lot of wonderful commercial buildings, museums, residences, offices. It would be very hard for him to build a classic - design a classic Georgian building because he just - that's not how he sees the world.

And it would be very - it would be impossible for an architect that sees himself an Allan Greenberg, who's probably the eminent American classical architect, to design modern buildings. That's not how he's sees the world, that's not his skill set, that's not what he wants to do.

Ralph Lauren is unquestionably great at American -Anglo-American preppie looks. I'd be hard pressed to believe that he could earn a living working for or designing like Giorgio Armani. They just - they see the world differently. They have different skills.

So, that when we put designers into businesses, one of the things that we've learned is that, their skill set - no matter how good - also had to match the brand. That was a learn it. What we also learned was that when designers work in brands, or architects work on projects, that the brands by their very nature are in a shorter time frame. This week, this season, next season, next month. And they have to be working within a framework of the brand and within a time frame that starts from now.

So, I pondered that for awhile and every summer Abigail (ph) and I visit with Michael Eisner and you know, it was really a serial kind of discussion about their imagineering, and how he manages imagineering, and what does imagineering do? And that really prompted my thinking.

And the interesting thing - and I didn't really understand what he was saying when he first said it - was that they begin with projects that are likely to happen five and seven years into the future. And they spend a lot of time daydreaming about things that may or may not happen.

A very different point of view than the guy who's making - I don't know what the latest Disney movie is. I guess I should - but the guy who's making that Disney movie, has a full time creative job that probably takes him two years to make the movie. But he's not thinking about movies that should be made five years into the future. Would you nod or wave if you're following me so far?

So, that the notion if you begin with today and what your view of strategy going out is very different from somebody's who completely disconnected from today it can start in the five year future. You have more time. You're not pressed with things.

And so, I processed that idea over a period of time. I said, well, we have a lot of creatives in the enterprise that perhaps should follow that model. So, we started playing with the idea. First we called it a skunk work and then it got dignified. No one liked being a part of a skunk work. See, that implied that we were all skunks. So then it got elevated into calling it the Creative Group and then it was the Creative Team and then everybody wondered what we did because nothing was happening.

Why are you going to all these meetings and there's no product? No ideas? And you know, clearly, it was because we were just, you know, trying to think about things. And what happened was it took two years from the original idea of Pink, which started out as kind of a collegiate point of view cotton-based lingerie product. To get to the name - it took about a year, probably, to get to the name Pink.

At a conceptual level to come up with samples and things that we thought create a debut. And then if we were going to sell it, what would it look like? What would the shop look like? What would the fixtures look like? Did the fixtures have to be different? Did it have to have different marketing? All the creative functions of the business from store design to product to marketing to, if you would, market research.

And then you have to, of course, connect with production. And this is all while Victoria is marching along with substantial likes increases marching ahead, and is a very successful brand, and everybody there is really busy. And to get from idea to concept took about a year. To get from concept to some kind of retail test to launch took us two years. We learned a lot of things about tripping over our own feet and everybody else's and the confusions that could happen.

The next major project we undertook was really the repositioning of the Express brand. And we began that repositioning believing that this 20 to 30 year old Express customer and the brand had to be redefined. And that what we would tackle was the wear to work portion of the brand and ultimately that wear to work portion, if successful, could absorb the whole brand and the brand could become Design Studio.

So, for the brand, it was very difficult because, you know, are you changing the name of the brand? What if this works? What if it doesn't? We don't sell $70.00 pants. We sell $29.00 pants. This isn't the fit. This isn't the customer. And all of those things legitimately could have worked out correctly.

From an experienced point of view it took us less than a year to go from idea to concept to proof of concept and to roll it out. So, the Creative Team was learning. I have a philosophy that says that you should have a teachable point of view. And you should be able to prove the teachable point of view before you begin teaching it.

So, it should be more than a point of view, but something that you have theory - no, the theory has been explored and there's practice and process that supports it. So, where we are now in the Creative Team is realizing that probably in about a year we can go from idea to concept to market. That we have to concentrate our areas on a few things. Hopefully, a very few things. A list of two or three because that's about all that we can manage.

And then we have to execute those things until they're done, until we can hand them off or until we abandon them. So, we're - and not to see that we've had a pretty good hit ratio in the projects that we've tried. And I think one of the things we're experiencing now is that everybody's appetite goes greater, so if we could do two things, then we could probably do 10 at the same time. And I pondered and I've come to the conclusion that that's wrong.

Clearly, the Creative Team works in a different time frame. And being detached gives them an enormous advantage because they can think strategically and they can play. And the cost and the cost of the mark downs of these ideas is insignificant. If one in 10 or two in 10 are successful. It's an enormous motivation extends the business.

So, we've had a good experience. Neil, as Len said, and Marie and Christine will all come at innovation from a different point of view. And I think it's important for that to be understood. I think what we're also coming to an understanding about is within the brands, the innovation teams within each brand can be a very small group of people. That everybody isn't part of the - at the brand's strategic level you don't need a large group.

Two or three people that really comprehend the brand in Creative can work on strategic projects, too. It doesn't take everybody doing every thing. And people that are truly innovative and creative just see the world in different ways.

And I see that in the model of like time span of imagination. Some people are very imaginative in the next season, some people are very imaginative a year out and others are imaginative, you know, five years out. And each has to be respected in the brands and at the center. So, I hope I've been clear about something that is new and exciting to us. I pass it back to Len.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Well, clearly, the pace of change inside the organization most profoundly exemplified by the new stuff that you've had the opportunity to see when you visited the stores today as well as the stuff we'll be talking about on this panel, symbolize some absolutely eternal truths.

One is when people are working this hard, it is always difficult to engage in the process of providing people with adequate levels of recognition. And so, what I want to do is I just want to personally, in front of all of the analysts and investor community just thank all of the management of one of the brands that we have here in the audience today, that has really worked their buns off to get us to where we are today. They really do deserve both our congratulations, and our thanks.

The second issue is kind of the realities of math. And the realities math, basically dictate with a population of this size, somebody is going to have a birthday today. And that somebody is Neil Fiske. So, would you like to bring out the cake! Please.

And he's new to the organization, but we all really do sing to him.

(Singing)

Unidentified Speaker

Make a wish!

Neil Fiske - Bath and Body Works - CEO

Thank you very much. I want you to know that I'm wishing big here. Thank you.

And now in the third of birthday cake we can say, speech, speech! I don't know if that helped or hurt my credibility up here, but I'll give it a shot anyway. Thank you for the gesture. I appreciate it very much.

So, I'm going to give you the perspective of a brand CEO, thrown into this new world of the Limited enterprise that itself is undergoing a profound state of change and reinvention. A couple of years almost now Les asked me to takeover at Bath & Body Works.

And so, I had a very different time horizon at that time then the one that Les talked about, which is turn around the business, get it working, reposition the brand and move fast. And clearly, we were in desperate need of a major brand transformation. Necessity being the mother of invention, we started to think about - with Les and with Marie and Christine and Len - innovation in a different way.

And I wanted to share with you some of our learnings, and insights from that experience. The first one is, it all starts with great product. You can't reposition a brand with marketing, with stores, with new fixtures or new bags. You've got to start with the fundamentals. And the fundamentals are always, first and foremost, you have to have great product. Second, in a brand in transition, like Bath & Body Works, the order of magnitude of change to the product line has to be disruptive to the organization, has to be disruptive to the marketplace, disruptive to the competition.

We needed a wave of ideas brought to market quickly that was not just three to five times what we'd ever brought to market, as Len mentioned, but probably more like four to five times, just because of the need to turn around the brand. And so, staring at the realities of the resources we had at our disposal, the urgency to move quickly and reposition the brand fast, we had to think about the pathways to market in a very different way, and we really thought about five pathways to market.

Our own internal design team, which is fabulous and fantastic and cranks out great product, but they can only do so much, and we needed to do a lot more. The LDS design team was a second pathway, partners were a third. We looked with a broader view of the role that acquisitions might play in our strategy and partnerships and licensing arrangements as a fifth pathway, along with just sourcing third-party brands.

Clearly, we needed to widen the pipeline, fast. So, today, I just wanted to give you two examples of how we approached it, and they illustrate two points, really. One, that we're all about building brands, brands that have a history, brands that have a story, brands that have a point of view, and authenticity and credibility. And second, the way that we build those brands is quite different and could go along any one of the five pathways that Len talked about or that we thought about two years ago.

The first brand is a brand over in Bigelow now and in 250 Bath & Body Works stores called le Couvent des Minimes, and that's about the extent of my French. But we saw, at the beginning of our journey, an opportunity to create a line of bath and body care products that was luxurious, had an international point of view and came from a part of the world that had a certain romance and spirit to it, that being the south of France, in Province, specifically. We watched the growth and the success of one of our competitors, L'Occitane, and believed that there was a space upmarket for us in all Bath & Body Works stores.

We didn't have the expertise, we didn't have the credibility, we didn't have the resources to develop this lines ourselves.

Unidentified Speaker

And you're not French.

Neil Fiske - Bath and Body Works - CEO

And my French isn't so good. And so with Christine and Les and me, we contacted L'Occitane, went to the best in the world, in our judgment, and said we would like to do business together, top to top communications, relationship of trust and integrity and said how could we create a business that's complementary to yours and leverages the scale that we have at Bath & Body Works and Limited Brands more broadly, with 2,500 points of distribution.

They saw immediately the potential upside for them, that they could create a complementary brand, and that it's very much a win-win. So what we've done is we've outsourced all of the product development and packaging to them, done in the south of France, imported from the south of France. The brand has a real story, a real heritage and a very unique positioning, even relative to the L'Occitane brand.

And let me just read you the story. I know this slide's a little bit hard to read. Nestled in the rolling hills of old Provence, France, is a small convent with a centuries-old tradition of caring for others. The women who resided here carefully attended the convent's lush fields and terrace gardens, cultivating the finest natural ingredients and blending them into soothing, nourishing and revitalizing treatments.

Over time, they perfected their blends into formulas that combined great caring with great pleasure. Their legacy lives on in le Couvent des Minimes, a collection of lovingly blended, natural treatments that transport the senses and nourishes the body.

The importance of storytelling as we go about this business of brand building is central and integral. We wanted to get to a place that had a real history, a real heritage. In fact, this heritage goes back centuries, even before le Couvent, to the heritage of monasteries in the south of France, Spain, Italy, where they used to raise what were called gardens of the simples, where they created aromatic body care for beautification and for healing.

And in creating the brand with L'Occitane, we wanted to give it that real sense of place, a definitive point of view and a way to make it sharp and focused. We also believe there was an emotional position and an emotional connection to our consumer that was more than just great body care, that if we did this right, we could actually transport her emotionally to a different region of the world, and in a world where beauty brands are increasingly global, this would have great appeal for our customer.

And you'll see on the body that we took great care with L'Occitane to brand this in a very distinctive way. Embossed on each bottle is the leafy crest of the Couvent, and dating back to 1862, the heritage of the gardens that they planted and the healing products that they created. So that's one example of innovation on a different path to market -partnering. They do the product development, we do the branding and in-store experience.

Another one is CO Bigelow, the product line - not necessarily the story yet. I'll talk about that in a minute. Les saw a few years back that there was a tremendous opportunity within our brand portfolio for an apothecary-inspired line of personal care that might have more dual gender appeal, get us into the men's business, trade us up in product performance and efficacy.

And so we set about the process of trying to create a brand that would occupy that space. Again, there's power in real brands, real stories, real places. And working with LDS and the creative team, we came across an idea of approaching Bigelow's, which is the oldest apothecary in America and has an absolutely incredible history and heritage to it, a definitive point of view, something that's actually quite easy to design into and animate as a brand. This is a product line which will be coming out in January and February of this year. It's on display, in prototype form, at the Bigelow store.

This is a different kind of relationship. It's essentially a joint venture kind of a partnership, with some royalty going back to Ian Ginsberg, the owner and proprietor of Bigelow's. Ian has been intimately involved in every step of the product development, giving it that real apothecary touch and feel. The Bigelow store itself, as some of you have learned, has a great history to it. It's really a destination for discerning New Yorkers looking for uncommon beauty products, and lots of celebrities and fun people visit the store. Mark Twain and Eleanor Roosevelt and Elvis Costello, just a cool plate - not anymore.

They have a catalog business that is quite strong for their store, and you'll see this at the back of the cash wrap. In the 1950s and '60s, it's sort of a fun story, they used to have a soda fountain in the Bigelow store, and a lot of the famous personalities of New York used to gather at the soda fountain, whether it was politicians or actors or writers or comedians, and it was a great place to see and be seen. And that's, again, part of the heritage of the Bigelow story.

We also went into the archives and found great old bottles that were inspiration for the packaging. We tore through the books and books and books of personal care remedies that were hand-prepared by pharmacists over two centuries and came up with recipes that we turned into products and modernized. This one being a rose cold cream, of which you can get a sample of at the Bigelow store, or this one, which is a lemon body cream, a terrific product - or this one, which is an anti-itch salve, called Lotio Mentholus, all derived from the original formulas, going back 150-plus years.

And the thing that this relationship does for us is it's a focal point, it allows us to understand the brand and move quickly, and Ian has been a tremendous partner.

I'm going to turn it over to Marie and Christine now with just sort of one comment on the role that they play for us as a brand. Clearly, we have a very strong creative team internally and a great design team that we're happy with and confident in. But the role that LDS plays for us, as a brand, is to widen that pipeline of ideas and to let us get to market much, much more quickly.

Marie?

Marie Holman Rao - Limited Design Services - President

Thank you. OK. Innovation and ideas. Well, innovation is a funny thing. It can't be dictated and it can't be negotiated, and it can't be called upon at will, but it can be channeled, and presently it's being channeled through the work of the creative team which Les formed last year.

The creative team tracks each new idea through each stage of the development. And today I'm going to talk to you about two big projects, big ideas, that the creative team has worked on within the last few years. I'm going to talk to you about Pink and Express Design Studio.

But first, Pink. Pink started with Les and I having a conversation at a touch-base, and he was talking about maybe starting, or maybe thinking about starting, a younger lingerie brand that was kind of casual, opening price point, cotton based, kind of like you could just through it in the laundry and not have to worry about it. And he actually showed me the laundry product that was being formulated at Victoria's Secret Beauty and said kind of like this, it would go with the - I think he had a vision of a college girl going down to the washing machine in the basement of her dorm to wash her lingerie.

But what he said was enough information for me to take back to the Limited Design Team, and really start trying to build who this customer was and really try to get a clear visual and verbal expression of the customer that Les was defining.

These are pictures of lifestyle boards, and we tell our story, the way that Neil was talking about having a story to base a product on, a story to base a brand on. These are the boards that tell our stories. We do them every time we start out with a new project. And this board showed that Pink was meant to be, although a younger brand, meant to be sexy, because it had to tie back to the master brand, Victoria's Secret Stores.

We kept collecting more images of who we thought this customer was, and we kept updating the images as the market changed and as new ideas came to the forefront. So how did we create Pink? Two months after the September 2000 touch-base meeting, Limited Design Services, with a project team led by Wendy Goldman made an informal presentation to Les to check our thinking. The outcome was a green light to further explore the Pink concept.

In June of 2001, we made the initial Pink presentation. The first tableau was used to communicate that Pink was a lifestyle. Although we wanted to reach customers between the ages of 15 and 22, we always thought of Pink as a cyclographic, not a demographic; because we knew that we could reach customers at either end of the demographic, we could reach any woman, actually, who wanted fun, comfort and style in her lingerie. We wanted to showcase sleepwear, believing that it was a very, very big opportunity for us to unlock.

And we believed that Pink should be all about color. Our first test of Pink was in October 2001. This was one of the toughest months in our nation's history, and, certainly, one of the toughest months in retailing. But he customer voted, and she liked what she saw in Pink. It was a very successful test.

This is our first very crude store setup, done with very limited funds, as you can see, because we were still a skunkworks. We had no help from anyone to create, the creative team had not been founded yet. So we were still working as a skunkworks, trying to move plastic tables around. But we set it up, and it was good.

By August 2002, we were ready to expand the testing. We continued to show a unique print sensibility and consistency from season to season, and this is one of the things that makes Pink very successful today. By this time, we knew our distortion in panties was working, and that the total lifestyle concept was indeed working.

In December of 2002, Les and team decided to move to an 85-store test and to build out Pink boutiques. And our visual team at this time brought the idea of the Pink Dog to the shop. And the dog became an icon from day one, because customers wanted to buy the prop dogs that were in the store.

So we knew that we had something really good on our hands. This dog icon, very valuable. Today it's being used in marketing and products in a very, very successful way.

We also found that by placing Pink in a dedicated space in the front of the store, there was a very lively, exciting kind of energy created in the store. May 2003 was a significant milestone. The Pink project was formally handed over to the creative team, and we decided to expand to 300 stores. So, this is when store planning and marketing and patterning and visual got involved in execution, and we were able to go much faster.

And here you can see an example of the Pink stores as they exist today, the Pink shop as it exists today in 800 stores. Pink has a very pure voice, a distinct personality and has become a brand.

Projects like Pink, major projects like this, provide us with a terrific opportunity to learn, so specifically here are some lessons we learned from Pink. We learned that we had what Les called a profitable infant on our hands. This was the first time we were able to get the profitability within a startup.

Deep customer intimacy also paid off. We had a lot of focus groups for the girls in this age group, and we learned a lot about her lifestyle and the things she wanted. And even to this day, we have a lot of college representatives on campuses who feed back information to us about what the Pink customer is asking for.

Results came from panties, rather than from bras, which is what Victoria's Secret's best at. So it was interesting we could have our own best out - which was panties, and our own win out - which was camisoles. Pink was an incremental business, layered on top of Victoria's Secret's already successful business.

So there was a long learning curve to integrate legacy success with new opportunities. And, finally, because this was our first creative team project, we were very cautious and we moved very slowly.

Now, Express Design Studio. We knew that wear-to-work merchandise was a key need for Express, and we knew that the customer really wanted a way to dress herself for work that was inexpensive yet sophisticated and oriented toward quality. This wear-to-work merchandise had not really been offered in the brand in any kind of substantial way before, so wear-to-work was an opportunity to build the Express lifestyle and also claim and expand space in a very fragmented market.

Once again, we created concept boards to tell the story of who the Express wear-to-work customer was, so we envisioned her in different times during her working day. This happens to be the interview. This happens to be the lunch date. And there were 50 more. These are just examples.

But we knew if we were to dominate, if we were to be really successful, we had to be really successful and dominate the one category that the working woman absolutely needs, which is pants. We had to be best at pants.

In the next six months, we worked to create a fully fleshed-out line for fall '03. Once again, we presented wear-to-work as a lifestyle, but we clearly focused on finding a winning silhouette, a winning pant, and we tested many. But here you see the same at the Editor Pant. In its first incarnation, it was called the Icon. We later changed the name to the Editor, and we decided to test this concept in 30 stores and focus on exploiting this one pant.

At the spring '04 presentation, we decided to roll to 80 stores, and this is one of the lifestyle concepts from spring '04. And here you see our continued intense focus pants - pants, pants, pants in every presentation - pants, pants, pants. I can't say it enough.

By the fall '04 presentation, we knew in order to make the concept of wear-to-work really work for Express, and come alive, that we needed a compelling story. And so we decided to focus on designers and their work, real, tangible people, designers designing. And hence the birth of the name Express Design Studio.

So, simply, the creative team does this. We design original product that is powerful, sexy and confident. We show the product in a dramatic, creative way. And through display and marketing, we make the product highly desirable, like the jacket that you're seeing in this slide, which was featured in every major fashion magazine this fall. But our unwavering focus is still on pants and all iterations of the Editor, with fits two and three to come very shortly.

Last December, at the fall '04 presentation, the creative team decided to roll the concept out to 700 stores. So, what did we learn from Express Design Studio? With everyone on the creative team working together from the beginning, we had a real synergy and execution was more effective and more efficient. And we saw that the creative team had become an engine for brand development.

We saw that it was possible to change our focus very quickly from a fast fashion brand to providing high-quality, sophisticated apparel, and, finally, we again saw the power of leveraging a category.

With Pink it took us approximately 48 months to attain critical mass of 800 stores. With Express Design Studio, it took us approximately 17 months to attain critical mass of about 667 stores. It was a lot of learning inside, and this is real speed to market.

And our final learning is, customer-focused great product, plus great, fast internal partnerships, plus flawless execution, equals victory.

Sorry, Christine?

Christine Beauchamp - Brand Development - SVP

OK, so I'd like to return back to the beauty space and talk to you about the story of two additional branded proprietary beauty collections that we've worked internally to develop for our retail brands. As Neil mentioned, the beauty commercialization efforts that we have ongoing at the center, in conjunction with the brands, are yet another pathway that the brands can rely upon to bring more ideas to market more quickly.

And while Neil spoke about developing new proprietary beauty collections with external partners, I'm going to talk to you about how we've developed and enhanced internal commercialization capability in the packaged goods sector to support our retail beauty brands and bring more products to market more quickly.

And so the story of both Henri Bendel and Tutti Dolci to internally develop speed-oriented, high-quality and sophisticated new beauty collections. When I talk about each, I want to start, as Neil did, with the story of the collections, to tell you where these brands are coming from, because they truly are their own branded collections, in and of themselves.

Secondly, I'd like to talk to you a little bit about the patterning, which is what we call our own internal skill around market, trend analysis and insight into where markets are going, and then share with you the rapid commercialization process we undertook for both of these brands in order to bring them to market quickly and effectively.

So, to start with Henri Bendel, Personal Care and Home. Last year, you'll recall that we a talked to you about the new White Barn New York Candle line. This year, I'd like to continue that story and tell you how that White Barn New York Candle became the foundation for a new proprietary Henri Bendel Home and Personal Care collection. So, the story of Henri Bendel.

As you are well aware, Henri Bendel, founded in New York City in 1896 has long been 5th Avenue's paragon of useful, cosmopolitan style. Renowned as a beauty destination, Bendel's offers the modern young woman a uniquely indulgent beauty shopping experience. As the authority on what's new, emerging and fashionably fun in this sector and others, Bendel's is a combination of uptown sophistication with a playful, sexy downtown twist. And we believed it was time to bring to market our own proprietary collection that would personify or encapsulate this positioning.

So when we set out to develop the collection, we wanted to do two important things. The first was to leverage and respect the untapped potential of the Bendel brand, and to tap and learn carefully, but also to move quickly and to build on emerging trends we saw in the home fragrance and personal care sectors.

So what we do is go out and pattern or analyze the market to understand what's happening at the most forward locations internationally in order to understand, for example, in the home fragrance market, what are the most innovative fragrance types and delivery systems, and in the personal care market, what are the emerging blends of fragrances that our forward customer would like.

So, to Henri Bendel Home, first of all. This is the process that we took. We began to work on the line in March of 2003, approximately 1.5 years ago. By that fall, September '03 - so within six months - the line was in test under the White Barn New York name and consisted of 12 fragrances in limited distribution at of course the Bendel flagship and select Bath & Body Works flagship and other stores, whereas the typical to market calendar for a candle would be 18 months-plus. We brought it to market in six months.

By spring of this year, we relaunched the collection as Henri Bendel Home, once we were comfortable that it was indeed an excellent candle that merited the Bendel name. We added 12 additional fragrances and new fragrance delivery mechanisms, based on our market analysis, and expanded our distribution to select prestige retail partners, like Fred Segal and Amon Wardy, in addition to additional Bath & Body Works locations.

And by this fall, you'll see in store four additional new fragrances, and for holiday, a new Bitter Orange collection. The assortment now consists of 28 filled candle fragrances, and then those fragrances declined across many different innovative forms - travel candles, luxury candles, room perfumes, home fragrance mists, soaps, cosprays (ph) et cetera.

Along with the Henri Bendel Home collection, we believed there was an opportunity to introduce the Henri Bendel Fine Fragrance collection. We started work on the Personal Care collection in March of '03 as well, so concurrent with the candle development. And by spring of '04, so within 12 months, the initial Personal Care line was again in test in the Henri Bendel flagship and in select Bath & Body Works locations.

The line launch was five fragrances - again, forward fragrance trends in the marketplace, including Rare Mimosa, Jasmine, Tuberose, Vanilla Flower, Orange Flower and Rose Petals, across seven forms, in addition to the eau de toilette.

By this fall, we've added one new fragrance across all of our forms, Wild Fig, and in addition, in select locations, are testing eau de toilette only in additional fragrances to search for that next fragrance, which we can decline into all forms. And these are fragrances such as Blackberry and Kisses, Sandalwood and Musk and Bourbon Vanilla.

The key success factors for us in developing the Henri Bendel Candle and the Personal Care collection, as I mentioned, were really leveraging and respecting and learning about the Henri Bendel brand potential and history, bringing the product to market carefully but speedily, six to 12 months for both the Home Fragrance and the Personal Care, and then building our capability and leveraging our skills and analyzing market trends in order to bring forward forms and fragrances to market to keep the brand fresh, as is its renown.

The second story I want to tell you is about Tutti Dolci, which means all sweets in Italian. It's a collection of European confections for beauty and body, and it's brand new. It just launched in all Bath & Body Works stores on Monday. It is meant to be a luxurious but lighthearted line of fragrant body care and home fragrance inspired by the most sophisticated European sweets.

We began work on Tutti Dolci in earnest at the beginning of this year, so, again, it's a nine to 10-month development cycle to bring a full line of personal care products to the market in all Bath & Body Works stores. But the idea began last year, when we, through our market analysis, identified an emerging personal care trend in gourmand or food-inspired fragrances. We were determined, though, that Tutti Dolci would be slightly different from the other gourmands' products that you may see on the marketplace in two important ways.

First, we wanted to supplement the delightful, delicious smells with truly efficacious products, developed with natural ingredients like macadamia nut oil or sweet almond oil, sugar and honey, that would be good for the skin. And second of all, we wanted these fragrances to dry down to a nice warm, soft wearable base, so you'd have the delight of the scent when you opened it, but the ability to wear it every day.

We've launched six fragrances initially, inspired by European desserts that you could find at the finest gelaterias and patisseries - Crème Brulee, Lemon Meringue, Angel Food Cake, Sugar Wafer, Chocolate Fondue and Cinnamon Frosting. And we've put them in a number of forms, which you see here, starting with our Moisturizing Soufflé in the hexagonal jar, including an innovative new body buff. It's very light and based on sugar. And my personal favorite, which is lip gloss, which is not only scented like the fragrance, but tastes like it as well, and we're calling that The Sweetest Kiss.

I wanted to just pause here and talk to you a little bit about across Tutti Dolci and Henri Bendel, some of the critical success factors in beauty commercialization that we're leveraging at Limited Brands. The first is the important role of storytelling, as Neil mentioned, and related to that, the importance of a strategic patterning or market analysis capability.

To that end, we've developed a worldwide network of international scouts or patterners who are the people who have the best ability to sense market trends and bring them back to the Center creative team. It's key to have the right people in the right places at the right times, and then to build on and commercialize those ideas.

Secondly, what we did was we took Les's creative team concept and trickled it down to working teams on these smaller projects. So while there is a lead Center creative team that works on major efforts like Pink and Express Design Studio, about which Marie spoke, there are also mini-creative teams that we're developing that are fungible, have come together and come apart to develop new lines for the market. They're across brands in Center, they're across different brands and they're internal and external.

For example, with Tutti Dolci, we had no more than five to six people in a room at one time creating the line, led from initial concept and idea all the way through to in-store by a single creative director and eye, so that that eye could take from product development to marketing to in-store visuals to selling, training, the full conception of the line.

The third was that we really leveraged our vendor base in new ways. Our existing vendors, we really thought about treating them in a different way to be able to get more iron from the fire more quickly. We treated them as partners, we shared our vision upfront, and we asked them to take on more responsibilities in the process to take some things off our plate and in order to get them more involved. And what we saw was that the result was even stronger than our traditional methodology.

Fourth, importantly, speed, as I mentioned. We've cut down traditional beauty timelines from 18 to 24 months to six to 12 months, so when we have these ideas, we can get them into market, test and roll, capitalize on the winners more quickly and move on. And lastly, with this new approach, we're able to incubate more ideas concurrently and really develop a packaged goods incubation capability in order to feed our strong beauty retail brands, which need to have constant innovation and newness to continue to grow and develop.

And so while these are two stories of Henri Bendel and Tutti Dolci, we have a whole portfolio of projects in incubation currently for our beauty brand.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Thanks, Christine. Last year at the investor meeting, we talked about the Express Design Studio as an emerging concept that represents a $6.5 million buy across 18 stores in the Express chain. We talked about Pink as a process of continuing to go into test. That proceeded its rollout in January of this year. Tutti Dolci didn't exist. Henri Bendel Candle was called the White Barn Candle, and many of you were wondering why it was we were spending a lot of time trying to get you to buy it in the back of the room. And it seemed like, why are they talking about this candle? Why are they spending all of this time.

And the Le Couvent des Minimes and Bigelow relationships were just nascent ideas. And the fact that all of these ideas have come to market over the last 12 months and all of them are expected to be substantive and substantial contributors to the brands that they're connected up to really is very much intended to be actually a testimonial to the fact that we think about this issue in different ways than traditional retailers. And more importantly, we act against this issue in ways that are quite a bit different than the normal processes that you find in place for retailers to develop product to be able to support whatever branding initiatives they might have in their own respective organizations.

And we do this not only because we've developed the capabilities to do this. We did this primarily because our diagnosis of the marketplace - the nature of the competitive marketplace we're in absolutely has us convinced, beyond a shadow of a doubt, if we are unable to continue to display the attributes of great packaged goods companies in terms of the ability to be able to develop efficacious product in relatively short timeframes that meet emergent and nascent consumer demands and needs, and connect them up to our brands and consumers in new and different ways, we won't have much to talk about to the analysts and investor community long term.

So we think this is an essential prerequisite for the kind of company that we are trying to be, and hopefully in the context of the panel of listening to Christine from the position of a Senior Vice President of commercialization, from Marie Rao, heading up the Limited Design Services function that features Wendy Goldman and Jed Crisella, who have already stood already. Neil, the birthday boy, worrying about it from the context of brand leadership, and Les, worrying about it from the context of enterprise leadership, gives you a perspective on how we view and act on the world that is in fact quite a bit different from that which you have either seen from us or seen from people historically and traditionally perceived to be competitors.

So thank you very much for indulging us as we go through, and thank you very much to the panel for kind of presenting the stories on the seven product categories and ideas and retail concepts that have emerged.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

What I want to do is I want to transition the discussion to Q&A. And as I suggested to all of you before, we can have Q&A on anything you want to talk about other than Neil's actual age. And you can feel free to direct your questions to any member of management, and if you don't have a particular member of management in mind, I will feel free to delegate out that question or distribute that question to either members of the panel up here or any of the responsible members of functions or brands that are sitting in the audience today.

So, Amy and Tom and Paul are there. We have a question right here in the front row, so you want to get over there?

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

Yes, I'd like to before the question say that from my view, some of the things that were learned which are very interesting, the relationship that we have with L'Occitane would not have happened if we didn't have the idea and pattern them as being the best in class. And so very different than a shop and copy mentality was to go to the creator, the Frenchman that owned the company, and several meetings, and it was fortunate that Christine spoke French. But getting him to go to Columbus and me meeting with him over a period of time and looking him in the eye and saying we're not going to screw you, we're not going to screw you, and no one in the enterprise is going to screw you, and me monitoring that relationship, whether it was e-mails, fax or phone calls. Say, are you comfortable with what we're doing?

And that relationship began to develop, and one day Neil called and he said, they're really into product development, I think we should give them money. So I said, you're right. He said good, because I just sent them $500,000 because they're encouraging expenses, and they're real.

Neil Fiske - Bath and Body Works - CEO

It was a little bit more than that.

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

And he has to trust us. I think we've also learned about speed and one of the things that was not intended but is very important, in a shop and copy method, you want to copy something. And we begin, and what we've learned is, that if we see white space, or we see something, we want to be better than the best.

So the idea is can we find the benchmark and then produce, creatively and substantively, something that is better than -so it's an entirely different point of view. So if you're looking at something and say, if we're producing Tutti Dolci, and that's our sell, then it has to be better than any of the brands that we're benchmarking or we're seeing in patterning, or we won't do it.

That's a learning that we're having at the creative team, but it's trickling down to the creative teams as we prove that this has value in the marketplace. And that's a very different point of view than shop and copy, very different. We can do it with a cheaper fabric, it doesn't have to be wool, it can be polyester and something else and no one will no - and it's, like, no. It's the real thing or better.

Those are significant things, and those are the attributes of packaged goods companies. No good packaged goods maker makes an inferior product or a look-alike that's cheaper and inferior.

I preempted your question. I'm sorry.

Unidentified Speaker

No, that's OK. Thank you very much for that terrific presentation. Happy birthday, Neil.

The question really relates to what we've heard today in terms of personal care and beauty, a lot of innovation, a lot of different avenues that you can pursue in terms of segmentation. And I'm thinking back to the company 10, 15 years ago, when we saw a lot of homogenization across the apparel brands, Lerner, Limited, Express. And I'm wondering what you're doing differently and what your philosophy is, going ahead, that will prevent the same kind of homogenization in terms of the development of personal care and beauty, the kind of niches that you're pursuing.

Is it sharing of best practices? How will you continue to, over the long run, keep each of these bands separate and distinct without failing into that same kind of trap? Thank you.

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

Well, I think the circumstance, it is a trap and we could all do the same things exactly the same. But remember, in that model, everyone was shopping and copying the same people, and so that there was an original creative work done in each one of those brands.

And I think that is quite significant. We had not defined the brands as rigidly as we have now, and clearly we had more of them. So there was an enormous overlap. I think what haunts me, and it still exists in the business, to be candid, is - and I don't know how to overcome it, I think you just keep evangelizing, and maybe people get it - is sibling rivalry, or sibling envy.

I just don't tolerate it in the business, so everybody in an apparel brand - what I worry about is everybody at Express looks at Limited, and everybody at Limited looks Express, and no one's looking at the major competitors they have and positioning. They don't know their brand and they don't see where it's placed, and they don't have specific competitors and standards that compete against the world, not in the family.

And, in hindsight, I didn't understand the amount of sibling envy that was there. And so I think we've learned, but it's easy - the grass is always greener at your neighbor's, and I think it's very important that we keep patterning an outlook, and I think the leading indicator that I see is who are you patterning and what do you think? And if everybody's patterning exactly the same thing and at a conceptual level is in the same place, 18 months later, if we're all headed to New York, I bet we end up there.

So it's a caution, but I think the circumstance is quite different.

Unidentified Speaker

Paul?

Unidentified Speaker

Yes, thank you. The question is for Les and maybe a little bit for Ann also. How would you recommend that we as investors should look at Limited from this point forward? Should we be looking at it as a cash flow story, a growth story, turnaround? And, obviously, yes would be an answer to all of them, but really, which way should we look at it?

And then when you talk about the growth, what is the growth model?

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

We're going to turn the mic over to V. Ann Hailey to start with the response to your question.

V. Ann Hailey - Limited Brands Inc. - EVP and CFO

I probably just can't say all of them. I think, as investors, current investors, potential investors, associate investors and shareholders, you have to think about this company, and it's not as simple as saying any one thing, because we are at a transition point. We have talked about changing from playing defense to offense, and you have heard some of the discussion of what offense looks like in terms of the creative teams this morning.

We've talked about being a returns-based company in the activities that we have undertaken over the past seven to 10 years to increase the returns on the businesses that we retain, as well as increase the returns to shareholders. And we talked about the changed composition of our portfolio from 30% of beauty and personal care to 70% beauty, personal care and intimate and the different stability characteristics that that provides for us.

So I think investors are going to have to think about the interplay of all of those things in terms of what we are now versus what we were. So, I hope that helps answer your question.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

And, Les?

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

I can't resist this. I think in some ways, I'd only like you to remember the best of the past and forget the worst, because I think the business has been reinvented, and I think the business is a branded company. The business is an innovative company. The talent and leadership of the business is in different maps, and the brand is very different, with a different philosophy. So it's kind of like being born all over again.

I would like to believe that our financial characteristics and our growth characteristics match the best packaged goods companies. And whether it's P&G is your model, or L'Oreal is your model or LVMH is your model, because that's who we would benchmark ourselves against. And when you lay that out and you say that's the standards that we're holding ourselves to internally.

We've set goals to sustain the kinds of financial characteristics that all growth companies benchmark themselves against. So without carrying that on further, if we don't meet those standards, then you could say there's no there-there, but that's how we're looking at ourselves. And we would hope over time, beginning with today, you just say it is a new tomorrow.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Any questions on the - yes?

Unidentified Speaker

Les, just having said today here - I mean, it's pretty clear that your passion is on the consumer products side of the business. You talked a bit about Express, but basically nothing about Limited. And while I think we all understand the name and sentimentality related to the name, what is your patience with that business and with apparel in general if we come back a year from now and the businesses still have not turned?

Leslie H. Wexner - Limited Brands Inc. - Chairman and CFO

Well, I think the strategy, the enterprise - I believe in distortion and I believe we have enterprise priorities. The priority, as I said this morning, a decade ago, less than 30% of the volume of the business was from lingerie and personal care, so it wasn't a priority, I guess, in the decade before.

Now we see robust growth opportunities in personal care, cosmetics, because we see those trends in the market. We see secondarily the growth of lingerie as being very important, and clearly, lingerie is important, and it has sustained substantial growth, and we believe it will grow in the future.

The comment I made this morning, if I look back 20 years ago at the number of specialty store companies or brands that existed, the numbers that existed 10 years ago and those that are robust successes today, the field has narrowed. Our apparel businesses are very important to us. The book value of those apparel businesses is about $800 million. They do close to $3 billion in sales, and we've got about 1,200 stores that sell apparel, between Express and Limited.

And we have traction, the beginning of traction, in repositioning the apparel parts of the business. So, if you look at the productivity per square foot, the internal goals are to double it, and if you double that productivity, the profit needle swings dramatically. It swings dramatically with 15% or 20% comps. So I believe that our $3 billion apparel businesses, although they are the lowest priority, have the potential to go to $6 billion.

And if I look at them, if they were both for sale today, I would buy them. I can't say that in a more definite way to my partners in the business and news analysts. And that is our strategy. But we have a priority within our strategy. Bath & Body has a priority within its, by category, by kinds of stores, and we're resolved in the priorities. And I can't say it more clearly.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Great.

Unidentified Speaker

If I could start by saying - beyond to say to keep Limited. But I just have a couple of pointed questions, a little bit smaller picture. I'm just wondering, as the third-party brands increase in penetration, which it seems like is occurring in some of the brands, could you just talk about the impact on the operating metrics, particularly the operating margins.

And then, secondly, does Bigelow and Bendel, given their sort of more upscale nature than, let's say, Pink or Body by Victoria, have the opportunity to be commercialized and rolled out in a way that is meaningful to the total group, the total company?

And then lastly, just sort of a follow-up on Express, it sounds like your expectation is that it can achieve not just big comps and maybe double the size on the top line, but double-digit operating margins, and I'm wondering sort of what your benchmark over time is for achieving that goal?

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

Well, we'll start with Neil on the margin questions for third-party brands and on Bigelow, and then I'll handle the apparel question.

Neil Fiske - Bath and Body Works - CEO

I think on the third-party brand question, maybe the place to start is on the concept of scale, because we really haven't talked about that yet very explicitly. But we have an incredible competitive advantage in our scale of distribution. And one of my learnings over the year and a half or so that I've been in the job is how incredibly powerful that is. And, probably, from an outside perspective, would have underestimated the power of scale.

And the power of scale works a couple different ways. First, in the products that we develop, through whatever pathway they go, partners are lined up 12 deep to do business with the Limited as an enterprise, as we have 2,600 doors of beauty distribution. And we can go from zero to $100 million in sales over night with the power of our distribution and the power of our scale.

So on the product development side, the advantage is profound. We're just in the process now of discovering how profound that advantage is with regard to third-party brand sourcing. There is a product line in Bath & Body Works stores, all stores, actually, called Circle of Friends, which is a kids line, not a priority for us to develop. We sourced it. That product is not dilutive to our overall margin in core Bath & Body Works stores.

Why? Because they went from a few million dollars to a very large number overnight by harnessing the power of our distribution. So that's kind of one class of third-party brands where we can gain enormous leverage from our scale, and completely non-dilutive of our brand -- margin structure.

Second class of third-party brands are those that are a little bit bigger and take a little bit of dialog in convincing, and a little bit of discovery. And the discovery is that their economics with us as an enterprise are 10 to 15 points better, we think, in margin structure by dealing with long production runs, single point of distribution, no field sales management structure, single invoicing and accounting. And think about all the elements of the cost structure and value chain that are not value-added to most third-party brands, we wipe that out.

And then the discussion in this discovery is about how much of that value creation do we get, and how much do you get? And the progress in those discussions is much better than you might think upon first glance.

And the third category of third-party brands are those that either are sitting on the sidelines right now because they have strong positions that they're worried about jeopardizing, or they want to maintain very limited distribution. And those are a small fraction of the total third-party brands that we're interested in the first place, and probably the area where we have the least amount of leverage. But at the extreme, you could say they're largely irrelevant to what we're trying to do.

In the class one and class two type of third-party brands, we can both make a lot of money and distribute the wealth very differently.

Leonard Schlesinger - Limited Brands Inc. - Vice Chairman and COO

As relates to the apparel question and the timeframes for dealing with it, I'll just quote a talk Les gave to all of the associates at Express on Tuesday morning after the findings from Project Renaissance were released in the organization as a whole. And he talked to the folks that remained inside the organization, and he emphasized three things.

One was that the brand was strikingly more powerful on Tuesday, and in strikingly better shape on Tuesday than it was on Monday, and that it was in much better shape on Monday than it was nine months earlier, and we really do fundamentally believe that.

The issue is rather than imposing a timeframe on reaching any particular target on an arbitrary basis that doesn't take account of any of the vagaries or the variables we might play with in the marketplace, including weather, the issue is much more about do we see the brand, both Limited and Express, making a substantial forward progress.

What's happened in both of those brands over the last year is rather startling. They have both rationalized their cost structures in material ways to make them much more effective competitors in the marketplace. They have both shifted their best at categories to pants and built substantial pant businesses, and improved their quality of just about everything they are doing for the customer.

They have both found new ways to promote in the marketplace above and beyond discounts and coupons and dollars off, and they have both absorbed new leadership and made substantial progress on the leadership agendas in those brands. The nice thing about apparel brands, as opposed to some of the longer cycles that we might experience in intimate apparel or in personal care and beauty is that apparel brands have the capacity to turn much more rapidly than the other categories.

And so we fundamentally believe that we're engaged in the right process of identifying a new generation of customers. We're attracted to a much higher degree of quality, much more basic line of goods that we do recognize that all women and men dress from the bottom up. We've got the basic strategies in place. We have leadership in both of the brands, we have an extraordinary amount of confidence in and we have real talent in both of those brands to move the business forward.

So echoing up on kind of Les's comments about feeling quite comfortable - A, with what we have, and, B, with feeling quite confident about the basic directions. What we really need to do is rather than set arbitrary dates is recognize the proof is in the pudding, the customer will vote. And as Les said this morning, we have a basic theory that indicates up to this point that we do have customers who are willing to vote with us. And over the next 12 months, the proof will be in the pudding of seeing how many, and over that timeframe what it means in terms of the overall profit picture.

So, rather than set an arbitrary target for profitability, we're basically saying we need to make substantial forward progress, and we need to make substantial forward progress quickly. There is not an overwhelming amount of patience with what is we're doing. Witness the fact that we went from a $6.5 million buy last holiday in Express Design Studio to a $430 million buy nine months later. So that does not indicate a brand which isn't making serious strides and serious concerns about moving itself to a much more happy, profitable, and much more risk-mitigated environment.

Unfortunately, the realities of the time clock dictate that we bring this to a close today. And what we want to be able to do is thank you all for coming again. Thank you for your investments in Limited Brands. Thank you for your analysis of Limited Brands. Thank you for your questions, thank you for your comments, thank you for your feedback and for all that you do to both keep us on our toes, make us happy, and occasionally make us miserable.

We know that you all have flights to catch. There are buses waiting right outside to take you to the airport. The Hilton airport shuttle also runs every 15 minutes and departs from the main lobby entrance for those of you that are not in a hurry. If you have luggage, it has been scanned and is ready and waiting for you in the hallway, just outside the room, and the hotel staff is ready to assist you in finding your bags for those of you that that might be a difficulty.

And thank you again for coming. Have a safe trip home. Thank you for coming this year. As I said before, thank you for your interest in Limited Brands, but I certainly hope to have you back here next year to hear the continuation of the story. So, thank you all again, happy birthday to Neil. Thank you to everybody on the web cast.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this transcript involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in transcript or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service the debt we expect to incur in connection with this tender offer, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this transcript is based on information available to the Company as of the date of this transcript. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.